UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CarMax, Inc.

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CarMax, Inc.

Notice of 2010 Annual Meeting of

Shareholders and Proxy Statement

Dear Fellow CarMax Shareholders:

I cordially invite you to attend the 2010 annual meeting of CarMax, Inc. shareholders. The annual meeting this year will be held on Monday, June 28, 2010, at 1:00 p.m. EDT at the Richmond Marriott West Hotel, 4240 Dominion Boulevard, in Glen Allen, Virginia.

Under Securities and Exchange Commission rules, CarMax has elected to deliver our proxy materials to our shareholders over the Internet. This delivery process will allow us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about May 14, 2010, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2010 proxy statement and fiscal 2010 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

We will provide live audio coverage of the annual meeting from the CarMax investor relations website at investor.carmax.com. In addition, a replay of the annual meeting will be available at this website after the meeting. We hope that this will allow those of you who are unable to attend the meeting in person to hear CarMax management discuss this year’s results.

Whether or not you will be attending the annual meeting, your vote is very important. Please vote. There are four ways that you can cast your ballot— by Internet, by telephone, by mail (if you request a paper copy) or in person at the annual meeting.

On behalf of the board of directors, I would like to express our appreciation for your continued interest in CarMax. I look forward to seeing you at the annual meeting.

Sincerely,

William R. Tiefel

Chairman of the Board of Directors

May 3, 2010

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date and Time:	Monday, June 28, 2010, at 1:00 p.m., Eastern Daylight Time

Place:	Richmond Marriott West Hotel 4240 Dominion Boulevard Glen Allen, Virginia 23060

Items of Business:	(1) To elect the following three persons to the board of directors: Ronald E. Blaylock, Keith D. Browning and Thomas G. Stemberg.

(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm.

(3) To transact any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

Who May Vote:	You may vote if you were a shareholder of CarMax common stock at the close of business on April 23, 2010.

By order of the board of directors,

Eric M. Margolin

Senior Vice President,

General Counsel and Corporate Secretary

May 3, 2010

CARMAX, INC. 2010 PROXY STATEMENT TABLE OF CONTENTS

CARMAX, INC. 2010 PROXY STATEMENT TABLE OF

CONTENTS CONTINUED

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT

In this proxy statement, “CarMax,” the “company,” “we,” “our” and “us” refer to CarMax, Inc. and its wholly owned subsidiaries, unless the context requires otherwise.

1. Why am I receiving these materials?

The company is making this proxy statement, the fiscal 2010 annual report to shareholders and a form of proxy (the “proxy materials”) available to you in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of the company to be held on Monday, June 28, 2010 at 1:00 p.m. Eastern Daylight Time, and at any postponement(s) or adjournment(s) thereof. You are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. The annual meeting will be held at the Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060.

2. Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As permitted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. Accordingly, on or about May 14, 2010, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders to provide website and other information for the purpose of accessing our proxy materials. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed or electronic set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the annual meeting.

3. How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	View our proxy materials for the annual meeting on the Internet.

•	Instruct us to send proxy materials to you electronically by email.

Choosing to receive proxy materials by email will save the company the cost of printing and mailing documents to you and will reduce the impact of the company’s annual meeting on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect unless and until you rescind it.

4. What items will be voted on at the 2010 annual meeting?

You will be voting on the following two items of business:

•	Proposal One: The election of the following three persons to the board of directors: Ronald E. Blaylock, Keith D. Browning and Thomas G. Stemberg.

•	Proposal Two: The ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm.

Our board of directors recommends that you vote FOR each of these proposals. You may also be asked to vote on any other business that may properly come before the annual meeting or any postponements or adjournments thereof.

5. Who is entitled to vote?

All shareholders who owned CarMax common stock at the close of business on April 23, 2010, are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote. There were 223,646,161 shares of CarMax common stock outstanding on that date.

6. How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, a majority of our outstanding shares of common stock as of April 23, 2010, must be present in person or by proxy. This is referred to as a quorum. Abstentions and shares held by banks, brokers or nominees that are voted on any matter are included in determining whether a quorum exists.

7. What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are the shareholder of record with respect to those shares, and the Notice was sent directly to you by the company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

8. How do I vote my shares?

If you are a shareholder of record or a participant in our Amended and Restated 2002 Employee Stock Purchase Plan (the “ESPP”), you may vote in any of the following ways:

•	By Internet. You may vote online by accessing www.carmaxproxy.com and following the on-screen instructions. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•

By Telephone. If you are located in the U.S., you may vote by calling toll free 1-800-PROXIES (1-800-776-9437) and following the instructions. If you are located outside the U.S., call 1-718-921-8500. You will need the Control Number included on the Notice or on your proxy card, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating and mailing the proxy card in the envelope provided.

•	In Person. You may vote in person at the annual meeting by requesting a ballot from the inspector of election at the meeting.

If you are a beneficial owner of shares held in street name, you may vote in any of the following ways:

•

By Internet. You may vote online by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your vote instruction form, as applicable. You may vote online 24 hours a day. If you vote online, you do not need to return a vote instruction form.

•

By Telephone. You may vote by telephone by following the instructions provided in the Notice. You will need the Control Number included on the Notice or on your vote instruction form, as applicable. You may vote by telephone 24 hours a day. If you vote by telephone, you do not need to return a vote instruction form.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a vote instruction form, and you may vote by signing, dating and mailing it in the envelope provided.

•

In Person. You must obtain a legal proxy from the organization that holds your shares in order to vote your shares in person at the annual meeting. Follow the instructions on the Notice to obtain this legal proxy.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING AND PROXY STATEMENT CONTINUED

For both shareholders of record and beneficial owners of shares held in street name (other than ESPP participants), online and telephone voting is available through 11:59 p.m. ET on Sunday, June 27, 2010. For shares held by ESPP participants in an ESPP account, online and telephone voting is available through 11:59 p.m. ET on Wednesday, June 23, 2010.

9. What will happen if I do not return a proxy or give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Do not vote via the Internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person.

•

Sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial Owners of Shares Held in Street Name or Participants in the ESPP. If you are a beneficial owner of shares held in street name or a participant in the ESPP and you do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote your shares on routine matters but cannot vote your shares on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote your shares on this matter. This is generally referred to as a “broker non-vote.”

10. What proposals are considered “routine” or “non-routine”?

As a result of a recent New York Stock Exchange (“NYSE”) rule change, Proposal One, which in prior years had been a routine matter, will now be considered non-routine. A broker or other nominee cannot vote without instructions on a non-routine matter, and therefore there may be broker non-votes on Proposal One.

Proposal Two is a matter that the company believes will be considered routine. A broker or other nominee may generally vote on a routine matter, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

11. What if I change my mind after I vote?

You may revoke your proxy at any time by submitting a subsequent vote using the same methods described in Question 8.

12. How many votes are needed to approve each of the two proposals?

Proposal One: The three nominees receiving the highest number of FOR votes will be elected directors. Votes that are withheld and shares that are not voted in the election of directors will have no effect on the election of directors.

Proposal Two: The ratification of the selection of KPMG as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast. Abstentions and shares held in street name that are not voted on the proposal will not be counted in determining the number of votes cast for this proposal.

13. Who can attend the annual meeting?

The annual meeting is open to all holders of CarMax common stock as of April 23, 2010. Shareholders who plan to attend the annual meeting may be asked to present valid picture identification, such as a driver’s license or passport. If you are a beneficial shareholder, you must bring a copy of a brokerage statement indicating ownership of CarMax shares as of April 23, 2010. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation from your bank or broker. Cameras, recording devices and other electronic devices will not be permitted at the annual meeting.

14. Who pays the cost of proxy solicitation?

CarMax pays the cost of soliciting proxies. We will solicit proxies from our shareholders, and, after the initial mail solicitation, some of our employees or agents may contact shareholders by telephone, by email or in person. We have retained The Altman Group to solicit proxies for a fee of $7,000 plus reasonable expenses. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of our common stock.

15. Who will count the votes?

Representatives from AST, our transfer agent, will tabulate the votes and act as inspector of election at the annual meeting.

16. Could other matters be decided at the annual meeting?

Management and our board of directors are not aware of any matters that may come before the annual meeting other than the two proposals disclosed in this proxy statement. However, if other matters do properly come before the annual meeting, the named proxies will vote in accordance with their best judgment.

17. How do I make a shareholder proposal for the 2011 annual meeting?

Pursuant to applicable SEC rules, for a shareholder proposal to be considered for possible inclusion in the 2011 proxy statement, the corporate secretary of CarMax must receive the proposal in writing no later than January 13, 2011. CarMax plans to hold its 2011 annual meeting on or about June 27, 2011.

Pursuant to our Bylaws, if you wish to bring any matter for consideration before the 2011 annual meeting that is not included in the 2011 proxy statement, you must notify our corporate secretary in writing at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, no earlier than February 1, 2011, and prior to March 1, 2011. Regarding each matter, your notice must meet the conditions set forth in Section 1.3 of our Bylaws. A copy of our Bylaws is available under the “Corporate Governance” link at investor.carmax.com and also will be provided without charge to any shareholder upon written request to our corporate secretary. If we do not receive proper notice prior to March 1, 2011, the chairman of the annual meeting may exclude the matter and it will not be acted upon at the 2011 annual meeting. If the chairman does not exclude the matter, the named proxies may vote in the manner they believe is appropriate, if permitted by SEC rules.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our board of directors is divided into three classes with staggered three-year terms. The following individuals have been nominated for election to our board at the 2010 annual meeting:

•	Nominated for three-year terms expiring at the 2013 annual meeting:

•	Ronald E. Blaylock
•	Keith D. Browning
•	Thomas G. Stemberg

James F. Clingman, Jr. and Hugh G. Robinson were elected to our board in 2007 for a three-year term expiring at the 2010 annual meeting. Mr. Clingman notified us that he will retire from our board effective June 28, 2010. Mr. Robinson also notified us that he planned to retire from our board effective June 28, 2010. However, Mr. Robinson passed away on March 1, 2010.

Your proxy will be voted to elect each of the nominees unless you tell us otherwise or the vote is otherwise prohibited. If any nominee is not available to serve—for reasons such as death or disability—your proxy will be voted for a substitute nominee if the board nominates one. Each nominee has consented to being named in this proxy statement and to serve if elected.

The board of directors recommends a vote FOR each of the nominees listed below. Biographical and professional information, including information regarding each person’s specific experience, qualifications, attributes or skills that led to the conclusion that this person should serve as a CarMax director, about the nominees and the other directors of the company whose terms of office do not expire this year follows.

Nominees for Election at the 2010 Annual Meeting for Terms Expiring at the 2013 Annual Meeting

RONALD E. BLAYLOCK, 50. Director since 2007.

Founder and Managing Partner of GenNx360 Capital Partners, a private-equity buyout fund, focused on industrial business-to-business companies. Prior to founding GenNx360 in 2006, Mr. Blaylock was chief executive officer of Blaylock & Company, a full-service investment banking firm that he founded in 1993. Previously, Mr. Blaylock held senior management positions with PaineWebber and Citigroup. He is a director of Radio One, Inc. and W. R. Berkley Corporation. Mr. Blaylock’s experience managing two successful investment enterprises, as well as his considerable finance experience, qualify him to serve on our board. Further, his qualification as an “audit committee financial expert” enhances the function of our Audit Committee.

KEITH D. BROWNING, 57. Director since 1997.

Executive Vice President and Chief Financial Officer of CarMax. He joined CarMax in 1996 after spending 14 years at Circuit City Stores, Inc. While at Circuit City, he served as controller for the West Coast Division from 1984 to 1987, assistant controller from 1987 to 1990, corporate controller from 1990 to 1996 and vice president from 1992 to 1996. Mr. Browning’s more than 40 years of experience in the retail business, as well as his 14 years of service as our chief financial officer, qualify him to serve on our board. With managerial responsibility for CarMax’s accounting and finance operations, including CarMax Auto Finance, he provides the board with detailed insight into the fiscal performance of the company.

THOMAS G. STEMBERG, 61. Director since 2003.

Managing General Partner of the Highland Consumer Fund at Highland Capital Partners, a venture capital firm. From 2005 to 2007, he acted as the Venture Partner of Highland Capital Partners. Mr. Stemberg is the founder and Chairman Emeritus of the Board of Staples, Inc., an office supply superstore retailer. He pioneered the office superstore industry and was chief executive officer of Staples from 1986 to 2002. From 2002 to 2004, Mr. Stemberg served as an executive officer at Staples with the title of Chairman. Mr. Stemberg is a director of PetSmart, Inc., lululemon athletica inc. and Guitar Center, Inc. He previously served as a director of Polycom, Inc. (2002-2007), The NASDAQ Stock Market, Inc. (2002-2007) and Staples, Inc. (1986-2005). Mr. Stemberg’s creation and development of the world’s leading office products company, a “big-box” retailer that experienced significant growth and profitability under Mr. Stemberg’s leadership, provides meaningful insight and knowledge to CarMax. His prior chief executive experience, his board service with various growth retailers, and his current retail-focused venture capital work, offer a deep understanding of the retail industry and qualify him to serve on our board.

Directors Whose Terms Expire at the 2011 Annual Meeting

THOMAS J. FOLLIARD, 45. Director since 2006.

President and Chief Executive Officer of CarMax since 2006. He joined CarMax in 1993 as senior buyer and became director of purchasing in 1994. Mr. Folliard was promoted to vice president of merchandising in 1996, senior vice president of store operations in 2000, executive vice president of store operations in 2001 and president and chief executive officer in 2006. As the chief executive of CarMax, Mr. Folliard leads the day-to-day operation of CarMax and is responsible for establishing and executing the company’s strategic plans. His significant experience in the auto retail industry, his tenure with CarMax and his motivational leadership of more than 13,000 CarMax associates provide the board with unique insight into the company and qualify him to serve on the board.

SHIRA GOODMAN, 49. Director since 2007.

Executive Vice President, Human Resources of Staples, Inc., an office supply superstore retailer, since 2009. She joined Staples in 1992 and has held a variety of positions of increasing responsibility in general management and marketing, including serving as executive vice president, marketing from 2001 to 2009. From 1986 to 1992, Ms. Goodman worked at Bain & Company in project design, client relationships and case team management. She previously served as a director of Stride Rite Corporation (2002-2007). Ms. Goodman’s experience as the chief marketing executive of an internationally renowned retailer, where she developed a significant understanding of the complexities of retail marketing, qualify her to serve on our board. In her current role as a chief human resources officer, she manages a workforce of more than 90,000 employees, which further enhances her value to our board.

W. ROBERT GRAFTON, 69. Director since 2003.

Retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a retired certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000. Mr. Grafton is currently lead director of DiamondRock Hospitality Company and a director of SRA International, Inc. Mr. Grafton’s extensive accounting experience, as well as his role as the chief executive of an international audit and consulting firm with more than 100,000 employees, qualify him to serve on our board. His designation as an “audit committee financial expert” and his five years of service as our Audit Committee chairman provide significant and consistent leadership to our board.

EDGAR H. GRUBB, 70. Director since 2007.

Retired Executive Vice President and Chief Financial Officer of Transamerica Corporation, a leading insurance and financial services company. He joined Transamerica in 1989, became executive vice president in 1993 and retired in 1999. From 1986 to 1989, he was the senior vice president and chief financial officer of Lucky Stores, Inc. Mr. Grubb is a director of the AAA of Northern California, Nevada and Utah (the “NCNU”), the NCNU Insurance Bureau, and AAA Club Affiliates, which is a partnership of NCNU, and the Arizona, Oklahoma/South Dakota, Indiana, Mountain West and Northwest Ohio AAA clubs. With meaningful experience as the chief financial officer of a public company, Mr. Grubb provides CarMax with his extensive understanding of complex financial and operational issues that public companies confront. His financial acumen, as well as his demonstrated leadership capabilities, qualify him to serve on our board.

PROPOSAL ONE — ELECTION OF DIRECTORS CONTINUED

Directors Whose Terms Expire at the 2012 Annual Meeting

JEFFREY E. GARTEN, 63. Director since 2002.

Juan Trippe Professor in the Practice of International Trade, Finance and Business at the Yale School of Management since July 2005 and Chairman of Garten Rothkopf, an international consulting firm, since October 2005. He was the Dean of the Yale School of Management from 1995 to 2005. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a director of Aetna Corporation, Credit Suisse Asset Management, the Conference Board and a member of the board of overseers of the International Rescue Committee. Mr. Garten previously served as a director of Alcan, Inc. (2007) and Calpine Corporation (1997-2005). Mr. Garten’s record as a distinguished business scholar and teacher, as well as his years of government service and investment banking work, qualify him to serve on our board. His appreciation of corporate governance best practices, as well as his tenure as a CarMax board member, provide wisdom, continuity and value to our board.

VIVIAN M. STEPHENSON, 73. Director since 2006.

Retired Chief Operating Officer of Williams-Sonoma, Inc., a specialty retailer of products for the home, since 2006. She was named the chief operating officer of Williams-Sonoma in 2003. From 2000 to 2003, she served as a consultant to Apple Computer and Williams-Sonoma. She was the chief information officer for Target Corporation from 1995 to 2000. She serves on the Mills College board of trustees and is the chair of the AAA of Northern California, Nevada and Utah board of directors. She serves on the board of the San Francisco Opera Association and on the board of AAA Club Associates. Ms. Stephenson’s significant management experience with multiple successful retailers provides leadership and meaningful operational depth to our board. Further, her information technology skills strengthen the board’s understanding of the many technology-related issues confronting the company.

BETH A. STEWART, 53. Director since 2002.

Co-managing member of Trewstar, LLC, a private investment company, since 1998. Chief Executive Officer of Storetrax.com, an Internet retail real estate service, since 2001. She was an adjunct professor at Columbia University Graduate School of Business from 1994 to 1996. She previously spent 12 years in investment banking with Goldman, Sachs & Co. She is a director of General Growth Properties, Inc. and Avatar Holdings Inc. Ms. Stewart’s expertise in the commercial real estate market, honed through nearly 20 years of service as a director at a national retail-focused REIT and as the chief executive of an on-line retail real estate service, provides meaningful experience to CarMax as a growth retailer and qualifies her to serve on our board. Further, her investment banking experience bolsters the financial depth of our Audit Committee.

WILLIAM R. TIEFEL, 76. Director since 2002.

Chairman of the Board of CarMax since 2007. Retired Vice Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, L.L.C. since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1992 and vice chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998. He is a director of Lydian Private Bank. Mr. Tiefel’s vast leadership experience with a customer-focused, service-oriented lodging and hospitality enterprise qualify him to serve on our board. His considerable management roles have been valuable to the board as not only a director, but also as the board’s chairman.

CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act, our Articles of Incorporation and our Bylaws. The standing committees of the board of directors are the Audit Committee, the Compensation and Personnel Committee and the Nominating and Governance Committee.

Corporate Governance Policies and Practices

The board of directors is actively involved in shaping our corporate governance. As a result, the board oversees the company’s compliance with the reforms initiated by the Sarbanes-Oxley Act of 2002 and the related rules and regulations proposed and adopted by the SEC and the NYSE. In response to the various laws, rules and regulations applicable to the company, and its own views on corporate governance, the board has adopted corporate governance guidelines and a code of business conduct applicable to all company personnel, including members of the board.

Our corporate governance guidelines set forth the practices of the board with respect to its responsibilities, qualifications, performance, access to management and independent advisors, compensation (including director stock ownership guidelines), orientation and continuing education, and management evaluation and succession.

Our code of business conduct contains provisions relating to honest and ethical behavior, including the handling of conflicts of interest between personal and professional relationships, corporate opportunities, the handling of confidential information, fair dealing, protection and proper use of company assets, compliance with laws and other matters. Any amendment to or waiver from a provision of this code for our directors or executive officers will be promptly disclosed under the “Corporate Governance” link at investor.carmax.com. There were no amendments or waivers in fiscal 2010.

The corporate governance guidelines, code of business conduct and the charters of the Audit Committee, the Compensation and Personnel Committee and the Nominating and Governance Committee are also available under the “Corporate Governance” link at investor.carmax.com.

A printed copy of these documents is available to any shareholder without charge upon written request to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238.

Director Independence

As part of our corporate governance guidelines, the board has adopted categorical standards to assist the board in evaluating the independence of each director and determining whether relationships between directors and the company or its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company) are material. For purposes of these standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares the person’s home. The categorical standards are listed below:

1.	A director who is an employee or whose immediate family member is an executive officer of the company is not independent until three years after the end of the employment relationship.

2.	A director who receives, or whose immediate family member receives, more than $100,000 per fiscal year in direct compensation from the company, other than the normal compensation and benefits for service as a director (provided this compensation is not contingent in any way on continued service), is not independent until three years after ceasing to receive more than $100,000 in compensation. Compensation received by an immediate family member for service as a non-executive employee of the company is not considered in determining independence under this test.

3.	A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, present or former internal or external auditors of the company is not independent until three years after the end of either the affiliation or the auditing relationship.

4.	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present

CORPORATE GOVERNANCE CONTINUED

executives serve on that company’s compensation committee is not independent until three years after the end of the service or the employment relationship.

5.	A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, CarMax for property or services in an amount which in any single fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues, is not independent until three years after falling below this threshold.

6.	A director who serves as an executive officer of a charitable organization that receives contributions from CarMax in any single fiscal year in excess of the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues is not independent until three years after falling below this threshold.

In April 2010, our board of directors, after consultation with and upon the recommendation of the Nominating and Governance Committee, affirmatively determined, in its business judgment, that Messrs. Blaylock, Clingman, Garten, Grafton, Grubb, Stemberg and Tiefel and Ms. Goodman, Ms. Stephenson and Ms. Stewart are each independent directors under our independence guidelines and the NYSE independence standards because each director: (1) has no material relationship with the company and (2) satisfies the independence criteria set forth in our independence guidelines and the NYSE listed company manual. In addition, based on our guidelines and the NYSE standards, the board determined that Messrs. Folliard and Browning are not independent because they are both executive officers of CarMax.

Executive Sessions

Our corporate governance guidelines provide that executive sessions, where solely the non-executive directors meet, are to be held at each regularly scheduled board meeting and that non-executive directors may designate, on an annual basis, a director to preside at these sessions. Our non-executive directors met in executive session at each of our regularly scheduled board meetings in fiscal 2010. In June 2009, the board re-elected Mr. Tiefel as its independent chairman of the board and designated him to serve as the presiding director for executive sessions.

Board and Committee Meeting Attendance; Committee Membership

Pursuant to our corporate governance guidelines, directors are expected to attend meetings of the board and of the board committees of which they are members. Our board of directors met six times in fiscal 2010. Each director attended 75% or more of the total number of meetings of the board and of the standing committees on which he or she served. All directors attended the 2009 annual meeting of shareholders, with Ms. Stephenson attending via webcast.

The table below provides, for fiscal 2010, membership information and the number of meetings held by the board of directors and each of the board’s committees. The numbers in each column indicate the number of meetings each director attended within each category.

Director	Board	Audit	Compensation and Personnel	Nominating and Governance
Ronald E. Blaylock	5	10	–	–
Keith D. Browning	6	–	–	–
James F. Clingman, Jr.	5	11	–	–
Thomas J. Folliard	6	–	–	–
Jeffrey E. Garten	5	–	–	5
Shira Goodman	6	–	–	5
W. Robert Grafton	6	12*	–	–
Edgar H. Grubb	6	–	6	–
Hugh G. Robinson	6	–	6	–
Thomas G. Stemberg	6	–	6*	–
Vivian M. Stephenson	6	–	–	5*
Beth A. Stewart	6	12	–	–
William R. Tiefel	6*	–	–	–
Number of Meetings	6	12	6	5

*  Chairman

Committees of the Board

Audit Committee

The Audit Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Audit Committee assists in the board’s oversight of (1) the integrity of our consolidated financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence and (4) the performance of our internal audit function and the independent auditors. The Audit Committee retains, and approves all fees paid to, the independent auditors. The Audit Committee also pre-approves all non-audit engagements of the independent auditors. Each member of the Audit Committee is independent and financially literate, with Messrs. Blaylock and Grafton considered audit committee financial experts, in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines. The committee’s report to shareholders can be found on page 51.

Compensation and Personnel Committee

The Compensation and Personnel Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Compensation and Personnel Committee’s duties include: (1) the review and approval of salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers, (2) the administration of our short- and long-term incentive compensation plans and all equity-based plans, (3) the review and approval of the terms of any severance, change-in-control or employment agreements with our executive officers and (4) the ongoing analyses of our executive and director compensation programs. Each member of the Compensation and Personnel Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines. The committee’s report to shareholders can be found on page 28.

Nominating and Governance Committee

The Nominating and Governance Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties and responsibilities. The Nominating and Governance Committee (1) identifies individuals qualified to become members of the board, (2) recommends to the board nominees for director to be presented at the annual meetings of shareholders and nominees to fill vacancies on the board, (3) leads the board in the oversight of management succession

CORPORATE GOVERNANCE CONTINUED

planning, including succession planning for the CEO, (4) develops and recommends to the board our corporate governance guidelines and (5) considers director nominees submitted by shareholders in accordance with the procedures outlined on pages 15 and 16. Each member of the Nominating and Governance Committee is independent in accordance with the applicable rules of the NYSE and our corporate governance guidelines.

Executive Committee

In April 2009, the board dissolved the Executive Committee as a standing committee of the board. The board has retained the flexibility to appoint an executive committee in the future to exercise powers of the full board of directors, subject to the limitations of applicable law and our Bylaws.

Board Leadership Structure

Historically at CarMax, two separate individuals have served in the roles of CEO and board chairman. Mr. Folliard has been our CEO since 2006, while Mr. Tiefel has served as our independent chairman of the board since 2007. Mr. Tiefel, who has served on the board since 2002, accepted the role of board chairman during Mr. Folliard’s first year as our CEO. As our board chairman, Mr. Tiefel is responsible for chairing board meetings and meetings of shareholders, setting the agendas for board meetings and presiding over executive sessions of the independent directors. Mr. Folliard manages and oversees the day-to-day affairs of the company and directs the formulation and implementation of the company’s strategic plans. We believe that this leadership structure is currently the most appropriate for CarMax.

Our board recognizes that, depending on the circumstances, other leadership models might be appropriate. Our corporate governance guidelines state that the board has no fixed policy as to whether the roles of chairman and CEO should be separate, and the board remains free to make this choice in the manner it judges most appropriate for CarMax. These guidelines also provide that in the event that the CEO also serves as chairman, the board will appoint a lead independent director to serve in accordance with the company’s Lead Independent Director Charter. The board periodically reviews its leadership structure and elects its chairman annually.

Board’s Role in Risk Oversight

In accordance with its charter and the NYSE listing standards, our Audit Committee has primary oversight responsibility of the company’s procedures for identifying significant risks or exposures. Our risk management program is directed by management director Mr. Browning, our Executive Vice President and Chief Financial Officer. With the assistance of our management team, Mr. Browning identifies and prioritizes the significant risks facing the company. On an annual basis, he provides a report to the Audit Committee regarding the risk identification and prioritization process.

Following risk identification, the board assigns the oversight of each identified risk to either the full board or a board committee. For each identified risk, management presents regular reports to the full board or to the assigned committee, as appropriate, that detail CarMax’s risk monitoring, management and mitigation strategies. Each of our Audit, Compensation and Personnel, and Nominating and Governance committee charters provides that each such committee shall review (a) the risks and exposures over which the committee has been delegated oversight responsibility by the board and (b) the steps management has taken to manage, control and monitor such risks and exposures. We believe that, pursuant to the process detailed above, our board exercises effective oversight of CarMax’s risk management function.

Risk and Compensation Policies and Practices

The Compensation and Personnel Committee has reviewed our compensation policies and practices for all associates, the potential risks presented by those policies and practices and the various factors that mitigate those risks. This review included an overview of the compensation arrangements currently in place for our store associates, store management, regional leadership teams, home office and CarMax Auto Finance associates, and executive officers. Following this review, the committee concluded that such policies and practices are not reasonably likely to have a material adverse effect on the company.

Nominating and Governance Committee Process for Identifying Director Nominees

Candidates for election to our board of directors are considered in order to fill a vacancy on the board or if the board determines that it would be beneficial to add an individual with specific skills or expertise. In identifying potential candidates for nomination to the board, the committee may consider input from several sources, including members of the Nominating and Governance Committee, other board members, the CEO, outside search firms and shareholder recommendations. Nominee candidates are evaluated in the same manner regardless of the source of the recommendation. The Nominating and Governance Committee will conduct an initial evaluation of each candidate. If suitable, the candidate will be interviewed by the committee and may also meet with other board members and company management. If the committee determines a nominee would be a valuable addition to the board, it will make a recommendation to the full board.

Nominating and Governance Committee Criteria for Selection of Directors; Consideration of Diversity

The board and the Nominating and Governance Committee believe that the board should be comprised of directors with varied, complementary backgrounds and that directors should have, at a minimum, business or other relevant expertise that may be useful to the company. The board and Nominating and Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to company business.

When considering nominees for director, the Nominating and Governance Committee takes into account a number of factors, including:

•	The size of the existing board.

•	The nominee’s character, judgment, skill, education, relevant business experience, integrity, reputation and other personal attributes or special talents.

•	The nominee’s independence from management, extent of existing commitments to other businesses and potential conflicts of interest with other pursuits.

•

The nominee’s financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and the SEC.

•	Whether the nominee is subject to a disqualifying factor as described in our corporate governance guidelines.

As noted above, in considering director nominees, the Nominating and Governance Committee believes that the board should be comprised of directors with varied, complementary backgrounds, with a particular emphasis on character, judgment, skill, education, relevant business experience, integrity, reputation and other personal attributes or special talents. We address diversity by considering these factors in our director selection process. Neither the board, nor the Nominating and Governance Committee, has a written policy with respect to the consideration of diversity in identifying director nominees.

Process for Shareholder Nomination of Directors

The Nominating and Governance Committee will consider nominees for director suggested by shareholders using the previously described criteria and considering the additional information referred to below. Under our Bylaws, a shareholder wishing to nominate a director at a shareholders’ meeting must deliver written notice to our corporate secretary stating his/her intention to make a nomination. The notice must be received no later than (a) 120 days in advance of an annual meeting of shareholders or (b) the close of business on the seventh day following the date on which notice of a special meeting for the election of directors is first given to shareholders.

A shareholder’s notice of a proposed director nominee should be sent to our corporate secretary at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238, and must meet the requirements described in Section 2.3 of our Bylaws, which were revised in fiscal 2009 to clarify and enhance the advance notice requirements applicable to director nominations. A copy

CORPORATE GOVERNANCE CONTINUED

of our Bylaws is available under the “Corporate Governance” link at investor.carmax.com and also will be provided without charge to any shareholder upon written request to our corporate secretary.

Process for Shareholder or Interested Party Communication with Directors

Any shareholder or other interested party wishing to contact the board of directors or any individual director may write to William R. Tiefel, chairman of the board,

with a courtesy copy to Eric M. Margolin, corporate secretary, at CarMax, Inc., 12800 Tuckahoe Creek Parkway, Richmond, Virginia 23238. Shareholders and other interested parties may also contact Messrs. Tiefel and Margolin via email at chairman@carmax.com.

Pursuant to the direction of the board of directors, each communication will be screened by Messrs. Tiefel or Margolin and then forwarded to the appropriate board member. If the communication is unrelated to a shareholder issue, it will be forwarded to the appropriate department within the company for further handling.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Although difficult market conditions persisted throughout fiscal 2010, CarMax reported record net earnings and our data indicates that we increased our share of the late-model used vehicle market by more than 10%. There were many factors that contributed to these strong results, including an improvement in sales execution; an increase in margins for both retail and wholesale vehicles; an increase in inventory turns; the achievement of a sustainable reduction in reconditioning costs per vehicle; a substantial increase in CarMax Auto Finance income; and a reduction in SG&A expenses. Our fiscal 2010 earnings performance exceeded our expectations. Consequently, for the first time in three years, we paid annual bonuses to our named executive officers. However, fiscal 2010 base salaries remained unchanged from their fiscal 2009 levels. As detailed below, we revamped our equity compensation program in fiscal 2010. Equity awards made pursuant to our revised program rose somewhat from their fiscal 2009 levels.

Who oversees CarMax’s executive compensation plans, policies and programs?

At the direction of the board of directors, the Compensation and Personnel Committee oversees all of our executive and director compensation plans, policies and programs. In fiscal 2010, the following three independent directors served on the committee: Messrs. Stemberg (its chairman), Grubb and Robinson. Following the death of Mr. Robinson, the board appointed Mr. Tiefel to serve on the committee, effective March 22, 2010.

What is the role of the Compensation and Personnel Committee with respect to executive compensation?

As part of its oversight function, the committee reviews and determines all named executive officer compensation, whether short- or long-term, or cash- or equity-based. The committee’s role is detailed in its charter, which is available under the “Corporate Governance” link at investor.carmax.com. The committee’s duties include the following:

•	Annually review and approve goals and objectives relevant to the compensation of our CEO, evaluate his performance in light of those goals and objectives and set his appropriate compensation level based on that evaluation.

•	Annually review the job objectives and job performance of our executive officers.

•	Review and approve salaries, short- and long-term incentives and other benefits and perquisites for our CEO and other executive officers.

•	Review and approve the terms of any severance, change-in-control or employment agreements with our officers or other key employees.

•	Review and make recommendations to the board with respect to incentive compensation plans and equity-based compensation plans.

•	Periodically review competitive market analyses of our executive compensation program, program design alternatives and significant new trends and issues.

•	Administer all short- and long-term incentive compensation plans and all equity-based plans.

•	Review the impact of tax, accounting and regulatory requirements on executive compensation.

•	Review and discuss our Compensation Discussion and Analysis with management and provide the required committee report for our proxy statement.

•

Review the risks and exposures over which the committee has been delegated oversight responsibility by the board and the steps management has taken to manage, control and monitor such risks and exposures.

What are the objectives of the company’s executive compensation program?

The committee oversees an executive compensation program that is designed to reflect CarMax’s pay-for-performance philosophy and that supports and reinforces the company’s key operating and strategic objectives. The committee has established the following objectives for our executive compensation program:

•	Align the interests of executive officers with the financial interests of our shareholders.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

•	Encourage the achievement of our key strategic, operational and financial goals.

•	Link incentive compensation to company and stock price performance, which the committee believes promotes a unified vision for senior management and creates common motivation among our executives.
•	Attract, retain and motivate executives with the qualifications necessary to drive our long-term financial success.

•	Provide the committee the flexibility to respond to the continually changing environment in which we operate.

What are the key elements of the company’s executive compensation program?

The key elements of direct compensation for our named executive officers are base salary, cash awards under an annual incentive plan and long-term incentive awards. Together, these elements comprise total direct compensation.

Base Salary	+	Cash Awards under an Annual Incentive Plan	+	Long-Term Incentive Awards	=	Total Direct Compensation

Named executive officers also are eligible for other elements of compensation, including certain health and welfare programs, perquisites and retirement benefits. The committee considers all elements when evaluating our executive compensation program.

How does each key element of compensation fit into the company’s overall compensation objectives?

Each of the three key elements of total direct compensation promotes one or more compensation objectives set forth above. Competitive base salaries help us to attract, retain and motivate executives. Our annual cash incentive awards, which are tied to earnings per share, help to align the interests of our executive officers with the financial interests of our shareholders and encourage the achievement of the company’s financial goals. Long-term equity incentive awards directly tie an executive’s long-term compensation to the company’s stock price, as well as encourage the achievement of our strategic, operational and financial goals.

How do decisions regarding an individual key element of compensation affect decisions regarding the other key elements?

The committee considers each key element of compensation when designing and evaluating our executive compensation program. This consideration ensures that the program will meet its specified objectives. The committee recognizes the impact that an adjustment to one key element of compensation may have on other elements. For example, an increase in a named executive officer’s base salary will result in a larger target incentive amount. However, decisions regarding any one key element of compensation are not determinative of decisions that will be made regarding the other key elements. Further, committee decisions regarding long-term incentive awards and committee decisions regarding base salaries and annual cash incentive awards are generally made at separate committee meetings. Notwithstanding the independence of these decisions, each committee decision regarding the key elements of compensation are made in furtherance of the objectives of the program. The committee did not consider the realized value of equity compensation when designing and evaluating our executive compensation program. This excluded compensation was not a factor in the committee’s analysis and decisions regarding total direct compensation and was not used when analyzing the company’s position within the peer group percentiles. The committee generally considers the value of equity compensation as an element of the company’s executive compensation program at the time of grant of an equity award, not at the time of exercise.

Does the committee delegate any of its authority?

The committee has not delegated any authority with respect to the compensation of the company’s executive officers and non-employee directors. However, the committee has delegated limited authority to the company’s CEO and CFO to grant equity awards to the company’s non-executive officer employees. The committee delegated this authority in order to permit the CEO and CFO to award limited equity grants without the specific action of the committee. The committee believes that this delegation of authority allows the company to meet its ongoing business needs in a practical manner.

Pursuant to this delegation, the CEO and CFO have the discretion to make total awards of no more than 75,000 units or shares of the company’s common stock between regularly scheduled committee meetings. Any such awards are subject to the company’s Employee Equity Grant Policy (the “Grant Policy”), which may be found at investor.carmax.com under the “Corporate Governance” link.

What is management’s role in the executive compensation process?

Although management does not have any decision-making authority regarding executive compensation, it assists the committee by recommending appropriate base salary levels (except for the CEO), performance objectives and targets, and individual equity award amounts. Management also assists the committee with the preparation of the committee’s meeting agendas and prepares materials for those meetings as directed by the committee.

Does the committee use outside advisors?

The committee has retained the services of Hay Group, an independent compensation consultant, in order to obtain access to independent compensation data, analysis and advice. Hay Group was initially engaged by the committee in November 2005 and, from time to time, has presented comprehensive executive compensation reviews to the committee. These presentations generally included a comparison of our executive compensation program with programs used by a peer group of companies as well as a discussion of broader market compensation trends, including market practices with respect to base salaries, annual bonuses and long-term incentive compensation. Hay Group provides no other services to the company.

In December 2008, the committee retained the services of Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent compensation consultant, to assist the committee in the review and evaluation of the company’s equity compensation practices. This review and evaluation is further detailed below. Cook & Co. provides no other services to the company.

Notwithstanding the committee’s use of outside advisors and management’s participation in the executive compensation process, all executive compensation determinations are made by the committee, using its independent judgment and analysis.

Does the committee compare the company’s compensation practices to those of other companies?

In January 2010, Hay Group, at the direction of the committee, performed a comprehensive analysis of the total direct compensation for our named executive officers and certain other senior CarMax associates. The study compared the value of each person’s total direct compensation to the corresponding compensation awarded to similarly situated personnel within a peer group of companies, as well as to the compensation awarded to executives from a broader group of retail companies, which we refer to as the Hay Group retail group. The peer group consisted of 19 publicly traded companies, which, because we compete within a unique auto retailing market segment and have few similar competitors, includes a mix of “big-box” retailers and publicly traded auto retail groups. The peer companies fall within a reasonable range (both above and below CarMax) of comparative factors such as revenue, market capitalization, total shareholder return, return on equity and return on investment. This competitive market data provides a frame of reference for the committee when evaluating executive compensation. The composition of this group of companies may vary from year to year as changes occur at the companies within the group or the committee determines that a change is necessary.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

Which companies comprised the peer group for fiscal 2010?

The following companies comprised the peer group:

Advance Auto Parts, Inc.	Dick’s Sporting Goods, Inc.	Office Depot, Inc.
Asbury Automotive Group, Inc.	Family Dollar Stores, Inc.	OfficeMax Incorporated
AutoNation, Inc.	Genuine Parts Company	Penske Automotive Group, Inc.
AutoZone, Inc.	Group 1 Automotive, Inc.	PetSmart, Inc.
Barnes & Noble, Inc.	Kohl’s Corporation	Staples, Inc.
Bed Bath & Beyond Inc.	Lithia Motors, Inc.	Whole Foods Market, Inc.
Dollar General Corporation

How does the committee use the peer group data?

Although we do not directly compete with each of the above-listed companies in the consumer marketplace, we often compete with them and others to attract and retain talented executives. Accordingly, the committee finds it useful to review these companies’ compensation practices in considering and determining CarMax’s own compensation policies and practices. The committee generally tries to set base salaries that are competitive within the peer group. The committee employs annual cash incentive awards and long-term incentive compensation to further reward executive officers with total direct compensation above the median of the peer group when the company performs well. The failure to (a) achieve pre-determined earnings per share targets or (b) increase the company’s stock price will result in reduced or no realized compensation from the cash incentive award and long-term incentive compensation programs. The committee does not use peer group data as its sole determinant in making compensation decisions. This data is one of many factors that inform the committee’s compensation decisions. Other factors include individual performance, company performance, level of seniority and succession planning.

How are base salaries determined?

The committee establishes competitive base salaries to retain key officers and attract new talent that the committee believes are necessary for our long-term financial success. An executive officer’s base salary generally reflects the officer’s responsibilities, tenure, job performance and the direct competition for the officer’s services. The committee reviews officer base salaries at 12-month intervals, generally in April. When the committee reviews these base salaries, it considers the reports and advice provided by its consultant, as well as the recommendations provided by our CEO (except when setting the CEO’s base salary). In addition to these periodic reviews, the committee may at any time review the salary of an executive officer who has received a significant promotion, whose responsibilities have increased significantly or who is believed to be a retention risk. No base salary adjustments were made for fiscal 2010. In light of the difficult economic conditions that the company, and businesses generally, experienced throughout fiscal 2009, the committee maintained fiscal 2009 salary levels into fiscal 2010. Fiscal 2010 base salaries for each of our named executive officers are provided below.

Name	Fiscal 2010 Base Salary ($)
Thomas J. Folliard	850,000
Keith D. Browning	615,835
Michael K. Dolan	581,622
Joseph S. Kunkel	547,409
Eric M. Margolin	350,000

Does the company provide annual cash incentive awards?

Pursuant to our Annual Performance-Based Bonus Plan, as amended and restated (the “Bonus Plan”), we may provide annual cash incentive awards to our executive officers. Payments, if any, made under this plan are directly tied to the achievement of certain pre-defined financial performance goals. We adopted the Bonus Plan as a mechanism to provide this annual incentive compensation and to preserve the deductibility of this compensation in accordance with Section 162(m) of the Internal Revenue Code and related regulations.

How does the committee determine the amount of annual cash incentive awards?

The amount of the incentive award depends on our actual performance as measured against objective performance goals established by the committee at the beginning of each fiscal year. In May 2009, the committee determined that the threshold, target and maximum performance goals for fiscal 2010 would be based on our fiscal 2010 earnings per share. The committee believes that earnings per share is an appropriate measure for the performance goal because stock price appreciation is generally based on earnings growth. Accordingly, the interests of our management and our shareholders will be aligned.

Each named executive officer’s individual incentive award target is set forth in a written agreement with the company, is directly tied to his level of authority and is expressed as a percentage of his base salary. Each named executive officer’s base salary, incentive target percentage, and target and maximum incentive amounts for fiscal 2010 is set forth in the table below.

Name	Base Salary ($)	Incentive Target Percentage (%)	Target Incentive Amount ($)	Maximum Incentive Amount ($)
Thomas J. Folliard	850,000	100	850,000	1,700,000
Keith D. Browning	615,835	60	369,501	739,002
Michael K. Dolan	581,622	60	348,973	697,947
Joseph S. Kunkel	547,409	40	218,964	437,927
Eric M. Margolin	350,000	40	140,000	280,000

If the committee determines that an executive officer is eligible for payment under the Bonus Plan because our performance goals have been met, the exact bonus amount is determined by multiplying the target incentive amount by a performance adjustment factor. The performance adjustment factors established by the committee for fiscal 2010 pursuant to the Bonus Plan were:

•	25% if the threshold performance goal was achieved.

•	100% if the target performance goal was achieved.

•	200% if the maximum performance goal was achieved.

If the threshold performance goal is not achieved, no incentive award is paid, as was the case in each of fiscal 2009 and 2008. The performance adjustment factors are prorated when our actual performance exceeds a lower performance goal but not the next higher performance goal. The Bonus Plan provides that the maximum annual amount payable is the lesser of 200% of the executive’s base salary or $2,000,000. While the committee limited the maximum performance adjustment factor to 150% in prior fiscal years, it decided to align the maximum performance goal with a maximum performance adjustment factor of 200% for fiscal 2010. In light of then-recessionary conditions and the use of a performance adjustment factor of 0% for two straight fiscal years, the committee determined that a 200% maximum performance adjustment factor should be used for fiscal 2010.

Under the Bonus Plan, the committee may reduce the amount of any award paid to a named executive officer below the amount that otherwise would be payable upon application of the relevant adjustment factor and may decide not to pay an award even when performance goals have been satisfied. Under no circumstances, however, may the committee increase the amount of any award payable under the Bonus Plan above what would be payable to an executive upon application of the relevant adjustment factor.

In May 2009, the committee established the following earnings per share targets for fiscal 2010: $0.10 as the threshold performance goal; $0.25 as the target performance goal; and $0.40 as the maximum performance goal under the Bonus Plan. In fiscal 2009, the company achieved earning per share of $0.27.

When the committee set the earnings per share performance targets, it recognized the continued volatility in the market for asset-backed securitizations as well as the then-current adverse conditions affecting certain domestic auto manufacturers. As a result, the committee determined that the fiscal 2010 earnings per share performance targets would be formulaically adjusted to exclude the effect of certain events, should they occur, on fiscal 2010 earnings per share. The excluded events

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

included either favorable or unfavorable adjustments to fiscal 2010 earnings per share resulting from: (a) mark-to-market adjustments to certain subordinated bonds held by the company; (b) changes to the annual discount rate used to measure the fair value of the company’s retained interest in certain of its securitized receivables; (c) supplemental inventory markdowns necessitated by the bankruptcy of certain domestic auto manufacturers; and (d) reductions in the recovery values of repossessed vehicles manufactured by certain domestic auto manufacturers. The committee excluded these events because it believed that, while their occurrence could have an effect on the company’s fiscal 2010 earnings per share, the effect would not be indicative of management’s performance for the year.

Two of the foregoing events occurred in fiscal 2010, namely, favorable mark-to-market adjustments of the company’s retained subordinated bonds and a change to the annual discount rate. Together, the adjustments resulting from these events increased fiscal 2010 earnings per share by $0.23. This amount was excluded from earnings per share in calculating the performance target.

In April 2010, the committee certified that CarMax had achieved earnings per share for fiscal 2010 of $1.26. Fiscal 2010 earnings per share were then adjusted downward by $0.23 to exclude the adjustments noted above, resulting in an adjusted earnings per share of $1.03, which exceeded the maximum performance goal. The committee also certified that CarMax had achieved adjusted earnings per share for fiscal 2010 of $1.03. Accordingly, the performance adjustment factor for fiscal 2010 was 200%.

During the last three fiscal years, the average performance adjustment factor has been 67% (200%, 0% and 0% for fiscal years 2010, 2009 and 2008, respectively), meaning that, on average for the past three years, we have paid our named executive officers an annual incentive award of 67% of their respective target incentive amounts.

Does the company provide long-term incentive compensation?

Under our Stock Incentive Plan, the committee grants annual equity awards, historically limited to stock options, to our named executive officers.

Did the company make changes to its long-term incentive compensation program in fiscal 2010?

In calendar 2009, with the assistance of Cook & Co., the committee studied our historical equity grant practices and considered potential enhancements to those practices, particularly in light of the recessionary environment. At the outset of this study, the committee’s goal was to maintain an effective and efficient pay-for-performance, long-term incentive compensation program, while also addressing certain considerations, including limiting shareholder dilution, retaining CarMax associates, and efficiently using the shares allocated to the company’s Stock Incentive Plan. Following this review, the committee adopted changes to the company’s long-term incentive compensation program, including those noted below.

Transition from Restricted Stock to Restricted Stock Units

We have historically granted equity broadly to our associates. In fiscal 2010, the committee maintained this practice, but converted its broad-based award form from restricted stock to cash-settled restricted stock units (“RSUs”). This modification maintained the use of CarMax stock as a long-term incentive tool for a broad base of associates, but, by settling in cash, limited shareholder dilution and conserved the number of shares allocated to our Stock Incentive Plan.

Introduction of Market Stock Units

Prior to fiscal 2010, equity awards for the most senior CarMax associates, including our named executive officers, were limited to stock options. As the domestic equity market deteriorated, the committee sought other equity-based vehicles for the purposes of aligning the interests of management and shareholders while also assisting in associate retention. To this end, the committee, with the assistance of Cook & Co., introduced stock-settled restricted stock units, which we refer to as a “market stock units” (“MSUs”), to our equity compensation program. Unlike a stock option, if the market price for CarMax stock falls below its price on the grant date, the MSU continues to retain some value and thereby offers some degree of compensation protection. At the end of the three-year vesting period, each MSU will be converted into between zero and two shares of CarMax common stock. The conversion ratio is calculated by dividing the average closing price of our stock during the final forty trading days of the three-year vesting period, by our stock price on the grant date, with the resulting quotient capped at 2. This quotient is then multiplied by the number of MSUs granted to yield the number of shares awarded.

In fiscal 2010, those associates who had previously been awarded options alone received a combination of options and MSUs. At the executive officer and vice president levels, approximately 75% of the fair value of the fiscal 2010 equity grant was delivered in the form of stock options and approximately 25% was delivered in the form of MSUs. For the remaining stock option recipients, approximately 50% of the fair value of the fiscal 2010 equity grant was delivered in the form of stock options with the other 50% delivered in the form of MSUs. Accordingly, while the MSUs would provide some compensation protection, executive officers and vice presidents have a greater degree of at-risk equity compensation if the CarMax stock does not perform well.

How does the committee determine the amount of the long-term incentive compensation awards?

In determining the number of options and MSUs to award, the committee considers the named executive officer’s role at CarMax; our recent financial performance; the performance of our common stock; the fair market value, expense and dilutive effect of any potential award; as well as succession planning and the retention of the services of the officer. To assist in this endeavor, the committee solicits the insight of the company’s CEO, as well as its independent compensation advisors. Generally, the CEO provides an initial recommendation of annual equity awards to the committee. The committee reviews this recommendation and then makes its own independent determination of the annual equity awards.

What equity awards were granted to the named executive officers in fiscal 2010?

In fiscal 2010, equity awards were granted on April 7, 2009, which was three business days following the date on which we released our fiscal 2009 year-end earnings information. Pursuant to our Grant Policy, these annual equity grants were made in accordance with a pre-determined schedule, from which the committee did not deviate.

The committee approved stock option and MSU awards for our named executive officers in the amounts noted below. The table also includes the grant date fair values of the equity awards made in fiscal 2010 and 2009:

	Options and MSUs Granted in Fiscal 2010			Options Granted in Fiscal 2009
Name	Number of Stock Options	Number of MSUs	Total Grant Date Fair Value ($)	Number of Stock Options	Grant Date Fair Value ($)
Thomas J. Folliard	359,349	32,211	2,427,284	275,000	2,026,750
Keith D. Browning	162,034	14,524	1,094,482	124,000	913,880
Michael K. Dolan	162,034	14,524	1,094,482	124,000	913,880
Joseph S. Kunkel	111,072	9,956	750,252	85,000	626,450
Eric M. Margolin	111,072	9,956	750,252	–	–

The exercise price of the options granted in fiscal 2010 and 2009 was $11.43 and $19.82, respectively.

Limited stock appreciation rights (“SARs”) were granted in tandem with each of the option awards set forth above. The SARs may only be exercised in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

How were the option and MSU awards priced and why was that pricing used?

The options and MSUs were priced at the volume-weighted average price of the company’s common stock on the grant date. The committee has determined that the use of the volume-weighted average price, as opposed to the closing price, is more representative of the value of the common stock because it incorporates all trades made on the grant date, as opposed to using only the final trade of the day. Our pricing policy is also incorporated in our Grant Policy.

What other benefits and perquisites are made available to the company’s named executive officers?

We provide our executive officers with benefits and perquisites that are described below and that are intended to be a part of a competitive compensation package that provides retirement, health, welfare and perquisite programs.

Retirement Plans

We provide our executives with the opportunity to participate in two retirement plans: our 401(k) Plan and our Retirement Restoration Plan. During fiscal 2009, we froze our Pension Plan and Benefit Restoration Plan, which were retirement plans that we previously offered. As a result, as of December 31, 2008, no additional benefits will accrue under the Pension Plan or the Benefit Restoration Plan. Additional details regarding these frozen benefits can be found in the “Pension Benefits in Fiscal 2010” table on page 34.

Our 401(k) Plan, which we refer to as our “Retirement Savings Plan,” is a tax-qualified, broad-based retirement savings plan available to all full- and part-time associates. Associate contributions in a specified percentage of cash compensation are permitted subject to dollar limits established annually by the IRS. After one year of service, we match a portion of those contributions. We also provide a company-funded contribution regardless of associate participation, as well as an additional company-funded contribution to those associates meeting certain age and service requirements. Contributions to the Retirement Savings Plan are invested at the employee’s direction in a variety of mutual funds. Each named executive officer’s participation in our Retirement Savings Plan is limited by the applicable IRS rules.

The Retirement Restoration Plan is a nonqualified deferred compensation plan that supplements our Retirement Savings Plan and allows eligible associates, namely those individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by the Internal Revenue Code ($245,000 for 2010), to continue to defer portions of their compensation for retirement savings. We match employee contributions at the same rate provided under the Retirement Savings Plan, as well as provide the company-funded contribution regardless of associate participation and the additional company contribution based upon the same age and service requirements. Retirement Restoration Plan accounts are unfunded and are paid in a single lump sum payment at retirement. Additional details regarding the fiscal 2010 contributions to each named executive officer’s Retirement Restoration Plan account, as well as the earnings and aggregate balances for those accounts, can be found in the “Nonqualified Deferred Compensation” table on page 36.

Health and Welfare Plans

We provide a variety of competitive health and welfare plans to our associates and executives, including medical, dental and vision care; life, accidental death and dismemberment and dependent life insurance; short-term and long-term disability insurance; and paid time off. Additionally, each executive officer is encouraged to participate in our executive physical program, which provides screening, preventative and general medical care. In fiscal 2010, the company bore the costs of the executive physical program in an amount up to $3,300 per executive officer.

Company Transportation

We provide a car allowance and the use of a CarMax-owned vehicle for each of our named executive officers. We offer a similar benefit to each of our regional vice presidents. We also provide the use of a CarMax-owned vehicle, on the same terms as provided to the named executive officers, to certain other eligible associates. For all associates using CarMax-owned vehicles, we bear the maintenance and insurance costs. The IRS treats both the monthly vehicle allowance and the personal use of company-owned vehicles as income to the associate and the related taxes are paid by the associate.

The executive officers are encouraged to use our plane for business travel. Additionally, our plane is available for personal use by Messrs. Folliard, Browning, Dolan and Kunkel when we do not need the plane for business travel. Our policy regarding personal use requires that Mr. Folliard reimburse the company for the incremental costs associated with his personal use to the extent that the incremental costs exceed $75,000 in any fiscal year. The policy requires that Messrs. Browning, Dolan and Kunkel reimburse the company for the incremental costs associated with their respective personal use of the plane to the extent that the incremental costs exceed $35,000 in any fiscal year. The costs associated with deadhead flights (i.e., flights that travel to a destination with no passengers as a result of an executive’s personal use) and incremental plane charters (i.e., plane charters, if any, that we pay for because our plane was not available for business use due to an executive’s personal use) are included in the incremental cost calculations for each executive. The IRS treats the personal use of the company plane as income to the executive and the related taxes are paid by the executive using applicable Standard Industry Fare Level rates.

The “Summary Compensation Table” on page 29 includes the incremental cost to CarMax of an executive’s personal use of our plane. The incremental cost is calculated based on the average variable costs of operating the plane. Variable costs include fuel, maintenance, travel expenses for the flight crews and other miscellaneous expenses. The total annual variable costs are divided by the total number of miles our plane flew in fiscal 2010 to determine an average variable cost per mile. The average variable cost per mile is multiplied by the miles flown for personal use to derive our incremental cost. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, monthly service contracts, hangar rental fees, taxes, rent, depreciation and insurance.

Tax Planning Services

We provide a tax planning benefit to our named executive officers. Mr. Folliard and the other named executive officers are provided reimbursement for tax planning services up to approximately $10,000 and $5,000, respectively, on an annual basis.

Does the company have employment or severance agreements with its named executive officers?

We have entered into an employment or a severance agreement with each of our named executive officers. The employment agreement with Mr. Folliard was effective as of October 17, 2006. The severance agreements with each of Messrs. Browning, Dolan and Kunkel were effective as of February 14, 2007. The severance agreement with Mr. Margolin was effective as of November 26, 2007.

What is the purpose of these agreements?

The committee has determined that these written agreements are beneficial to us because they contain restrictive covenants relating to the protection of our confidential information and covenants not to compete and not to solicit our employees that continue for a period of two years following the end of the executive officer’s employment. Additionally, the committee believes that these agreements better enable our named executive officers to focus their efforts on the company’s strategic and operating goals.

What are the key terms of these agreements?

Mr. Folliard’s employment agreement was for an initial term of two years, with automatic extensions for additional one-year periods following the end of the initial term (or any subsequent renewal period), unless either CarMax or Mr. Folliard provides written notice of intent not to renew at least 90 days before the end of the then-current term. The severance agreements with the other named executive officers do not have a specified term of agreement.

Under the terms of the employment and severance agreements, the committee establishes and approves each named executive officer’s annual base salary, which

COMPENSATION DISCUSSION AND ANALYSIS CONTINUED

cannot be less than the minimum base salary set forth in each agreement unless across-the-board reductions in salary are implemented for all of our senior officers. Additionally, the committee approves the performance measures and payment amounts that determine each named executive officer’s annual cash incentive award under the Bonus Plan. Each named executive officer is also eligible to participate in our Stock Incentive Plan and to participate in all other incentive, compensation, benefit and similar plans available to our other executive officers.

Do these agreements provide for the clawback of any compensation?

Each of these agreements contains a clawback provision. In the event that any named executive officer engages in conduct for which he could generally be terminated for cause, and the conduct directly results in the filing of a restatement of any financial statement that was previously filed with the SEC (or other governmental agency), the named executive officer shall repay and forfeit all compensation that was expressly conditioned upon the achievement of certain financial results and that would have resulted in a lesser amount being paid based upon the restated financial results.

In addition to the clawback provision contained in each of these agreements, our equity award agreements also contain a clawback provision. If a named executive officer is terminated for cause, his unexercised vested and unvested options are forfeited. Further, unvested MSUs and restricted stock are also forfeited upon a termination for cause.

Do these agreements provide for payments upon the occurrence of certain termination events or a change-in-control?

Each employment and severance agreement provides for the termination of employment due to retirement, death or disability (as those terms are defined in each agreement). The agreements also provide for the termination of employment by us without “cause” and termination by the executive officer for “good reason” (as those terms are defined in each agreement). Termination under any of these circumstances will entitle the executive officer to receive certain payments and other benefits.

The agreements also provide for payments and benefits following the termination of employment in these circumstances in connection with a change-in-control or a sale of all or substantially all of the assets of the company in a single transaction or a series of related transactions (an “asset sale”). Detailed information with respect to these payments and benefits can be found under the heading, “Potential Payments Upon Termination or Change-in-Control” beginning on page 37. The executive officers are not entitled to any severance payments as a result of voluntary termination (outside of the retirement context) or if they are terminated for cause.

Why do these agreements provide for payments upon the occurrence of certain termination events or a change-in-control?

The committee believes that these severance benefits encourage the commitment and availability of our named executive officers and ensure that they will be able to devote their full attention and energy to our affairs in the face of potentially disruptive and distracting circumstances. In the event of a potential change-in-control, our named executive officers will be able to analyze and evaluate proposals objectively with a view to the best interests of CarMax and its shareholders and to act as the board may direct without fear of retribution if a change-in-control occurs. The committee recognizes that the severance benefits may have the effect of discouraging takeovers and protecting our officers from removal, because the severance benefits increase the cost that would be incurred by an acquiring company seeking to replace current management; however, the committee believes that the benefit to the company outweighs this concern.

Are the named executive officers subject to stock ownership guidelines?

The committee has adopted stock ownership guidelines for our executive officers. The primary purpose of the guidelines is to strike a balance between the objectives of stock ownership and individual financial planning. The guidelines provide for minimum share ownership targets ranging from 40,000 shares for our senior vice presidents to 100,000 shares for our CEO. Executive officers must generally comply with the stock ownership guidelines within five years of becoming subject to the guidelines. All shares owned outright are included in determining compliance with the share ownership requirements; shares that may be acquired pursuant to the exercise of in-the-money stock options and unvested shares of restricted stock are excluded. The stock ownership guidelines are available under the “Corporate Governance” link at investor.carmax.com.

All of the named executive officers, other than Mr. Margolin, currently exceed our guidelines’ ownership thresholds. Pursuant to the guidelines, Mr. Margolin has until November 26, 2012, to achieve compliance. The following table provides the minimum share ownership target for each named executive officer and the number of shares held by each officer at February 28, 2010:

Name	Share Ownership Target	Number of Shares Owned
Thomas J. Folliard	100,000	374,290
Keith D. Browning	70,000	250,000
Michael K. Dolan	70,000	91,518
Joseph S. Kunkel	40,000	127,818
Eric M. Margolin	40,000	0

Does the committee consider the tax consequences of executive compensation when making compensation decisions?

Section 162(m) of the Internal Revenue Code generally disallows a deduction by publicly held corporations for compensation in excess of $1 million paid to the CEO or any of the four other most highly compensated officers. Certain performance-based compensation qualifies for an exemption under Section 162(m) and is not subject to the deduction limit. Compensation under the Bonus Plan and the Stock Incentive Plan currently qualifies for the exemption. The committee continues to monitor its executive compensation plans and policies with a view toward preserving the deductibility of executive compensation while maintaining the ability to attract and retain those executives necessary to assist us in reaching our goals and objectives.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The CarMax, Inc. Compensation and Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon their review and discussions, recommended to the CarMax board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND PERSONNEL COMMITTEE

Thomas G. Stemberg, Chairman

Edgar H. Grubb

William R. Tiefel

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows, for fiscal 2010, fiscal 2009 and fiscal 2008, the compensation paid to or earned by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards (a) ($)	Option Awards (a) ($)	Non-Equity Incentive Plan Comp- ensation (b) ($)	Change in Pension Value and Nonqualified Deferred Comp- ensation Earnings (c) ($)	All Other Comp- ensation (d) ($)	Total ($)
Thomas J. Folliard	2010	850,000	526,328	1,900,956	1,700,000	194,519	132,309	5,304,112
President and Chief Executive Officer	2009	846,154	0	2,026,750	0	99,928	88,350	3,061,182
	2008	819,231	0	1,914,000	0	81,739	84,756	2,899,726
Keith D. Browning	2010	615,835	237,322	857,160	739,002	381,789	43,469	2,874,577
Executive Vice President and Chief Financial Officer	2009	614,233	0	913,880	0	190,737	16,290	1,735,140
	2008	614,009	0	904,800	0	187,910	20,339	1,727,058
Michael K. Dolan	2010	581,622	237,322	857,160	697,947	153,645	71,821	2,599,517
Executive Vice President and Chief Admin. Officer	2009	580,109	0	913,880	0	146,916	43,291	1,684,196
	2008	579,897	0	870,000	0	166,715	49,407	1,666,019
Joseph S. Kunkel	2010	547,409	162,681	587,571	437,927	89,911	88,772	1,914,271
Senior Vice President, Marketing & Strategy	2009	545,985	0	626,450	0	51,983	37,127	1,261,545
	2008	545,786	0	643,800	0	17,403	58,054	1,265,043
Eric M. Margolin	2010	350,000	162,681	587,571	280,000	5,539	34,395	1,420,186
Senior Vice President, General Counsel and Secretary

(a)  Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal 2010 Year End” table on page 32. The assumptions used in determining the grant date fair values of the stock and option awards are set forth in Note 11(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2010.

(b)  Represents the cash incentive awards earned under our Bonus Plan.

(c)  Represents the aggregate increase in the actuarial value of accumulated benefits under our Pension Plan and Benefit Restoration Plan accrued during the relevant fiscal year. The “Pension Benefits in Fiscal 2010” table, and its accompanying narrative on pages 34 and 35, contain additional details with respect to these amounts.

(d)  Further details are included in the “All Other Compensation in Fiscal 2010” table on page 30.

EXECUTIVE COMPENSATION CONTINUED

All Other Compensation in Fiscal 2010

Name	Personal Use of Company Plane (a) ($)	Personal Use of Company Automobile (b) ($)	Automobile Allowance (c) ($)	Retirement Savings Plan Contribution ($)	Retirement Restoration Plan Contribution ($)	Other (d) ($)	Total ($)
Thomas J. Folliard	75,000	2,830	10,296	12,985	25,508	5,690	132,309
Keith D. Browning	1,826	–	6,396	14,226	15,781	5,240	43,469
Michael K. Dolan	24,619	7,011	6,396	14,700	14,360	4,735	71,821
Joseph S. Kunkel	32,412	7,640	6,396	14,279	21,025	7,020	88,772
Eric M. Margolin	–	5,763	6,396	11,025	5,331	5,880	34,395

(a)  The calculation of incremental cost for personal use of company plane includes the variable costs incurred as a result of personal flight activity. It excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the plane.

(b)  The value of the personal use of a company automobile is determined based on the annual lease value method and excludes any expenses such as maintenance and insurance.

(c)  The monthly vehicle allowance for Mr. Folliard is $858 and for the other named executive officers is $533.

(d)  Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits, for the named executive officer including as applicable: (i) tax planning services and (ii) participation in our executive physical program.

Grants of Plan-Based Awards in Fiscal 2010

The following table includes certain information with respect to grants of plan-based awards during fiscal 2010 to each of our named executive officers.

Name	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock or Units (b) (#)	All Other Option Awards: Number of Securities Underlying Options (c) (#)	Exercise or Base Price of Option Awards (d) ($/Sh)	Grant Date Closing Price ($/Sh)	Grant Date Fair Value of Stock and Option Awards (e) ($)
			Thres- hold ($)	Target ($)	Maximum ($)
Thomas J. Folliard			212,500	850,000	1,700,000
	3/27/09	4/7/09				32,211				526,328
	3/27/09	4/7/09					359,349	11.43	11.40	1,900,956
Keith D. Browning			92,375	369,501	739,002
	3/27/09	4/7/09				14,524				237,322
	3/27/09	4/7/09					162,034	11.43	11.40	857,160
Michael K. Dolan			87,243	348,973	697,947
	3/27/09	4/7/09				14,524				237,322
	3/27/09	4/7/09					162,034	11.43	11.40	857,160
Joseph S. Kunkel			54,741	218,964	437,927
	3/27/09	4/7/09				9,956				162,681
	3/27/09	4/7/09					111,072	11.43	11.40	587,571
Eric M. Margolin			35,000	140,000	280,000
	3/27/09	4/7/09				9,956				162,681
	3/27/09	4/7/09					111,072	11.43	11.40	587,571

(a)  Represents threshold, target and maximum payout levels under our Bonus Plan for fiscal 2010 performance. The actual amount of incentive awards earned by each named executive officer in fiscal 2010 is reported under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” on page 29. Additional information regarding the design of our Bonus Plan is included in the Compensation Discussion and Analysis beginning on page 17.

(b)  Represents stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” At the end of the three-year vesting period, each MSU will be converted into between zero and two shares of CarMax common stock. The conversion ratio is calculated by dividing the average closing price of our stock during the final forty trading days of the three-year period, by our stock price on the grant date, with the resulting quotient capped at 2. This quotient is then multiplied by the number of MSUs granted.

(c)  Each option grant vests in 25% increments annually over four years and expires on the seventh anniversary of the grant date. Limited SARs were granted in tandem with each of the option awards set forth above. The SARs may only be exercised in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option. No free-standing SARs have been granted.

(d)  All fiscal 2010 stock options were issued with an exercise price equal to the volume-weighted average price of our common stock on the date of the grant.

(e)  Represents the grant date fair value of the award as determined in accordance with FASB ASC Topic 718.

EXECUTIVE COMPENSATION CONTINUED

Outstanding Equity Awards at Fiscal 2010 Year End

The following table includes information with respect to outstanding equity awards previously granted to our named executive officers as of February 28, 2010.

	Option Awards (a)						Stock Awards (b)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)
Thomas J. Folliard	4/1/2004		120,000	–	14.80	4/1/14
	6/24/2005		120,000	–	13.19	6/24/15
	5/1/2006		97,500	32,500	17.20	5/1/13
	5/23/2006		150,000	50,000	16.34	5/23/13
	4/3/2007		110,000	110,000	24.99	4/3/14
	4/7/2008		68,750	206,250	19.82	4/7/15
	4/7/2009		–	359,349	11.43	4/7/16
	4/7/2009	(c)					32,211	1,148,763
Keith D. Browning	4/2/2003		100,000	–	7.14	4/2/13
	4/1/2004		120,000	–	14.80	4/1/14
	6/24/2005		120,000	–	13.19	6/24/15
	5/1/2006		97,500	32,500	17.20	5/1/13
	4/3/2007		52,000	52,000	24.99	4/3/14
	4/7/2008		31,000	93,000	19.82	4/7/15
	4/7/2009		–	162,034	11.43	4/7/16
	4/7/2009	(c)					14,524	517,978
Michael K. Dolan	4/1/2004		100,000	–	14.80	4/1/14
	6/24/2005		100,000	–	13.19	6/24/15
	5/1/2006		75,000	25,000	17.20	5/1/13
	4/3/2007		50,000	50,000	24.99	4/3/14
	4/7/2008		31,000	93,000	19.82	4/7/15
	4/7/2009		–	162,034	11.43	4/7/16
	4/7/2009	(c)					14,524	517,978
Joseph S. Kunkel	4/2/2003		40,000	–	7.14	4/2/13
	4/1/2004		100,000	–	14.80	4/1/14
	6/24/2005		100,000	–	13.19	6/24/15
	5/1/2006		75,000	25,000	17.20	5/1/13
	4/3/2007		37,000	37,000	24.99	4/3/14
	4/7/2008		21,250	63,750	19.82	4/7/15
	4/7/2009		–	111,072	11.43	4/7/16
	4/7/2009	(c)					9,956	355,068
Eric M. Margolin	12/24/2007		50,000	50,000	19.36	12/24/14
	12/24/2007	(d)					10,000	201,900
	4/7/2009		–	111,072	11.43	4/7/16
	4/7/2009	(c)					9,956	355,068

(a)  All option awards set forth in the table vest in 25% increments annually over a four-year period. Limited SARs were granted in tandem with each option award. The SARs may be exercised only in the event of a change-in-control of the company. Upon the exercise of the SAR and the surrender of the related option, the officer is entitled to receive an amount equal to the difference between the value of our common stock on the date of exercise and the exercise price of the underlying stock option.

(b)  All stock awards set forth in the table vest on the third anniversary of the grant date.

(c)  The stock awards set forth in each of these rows are stock-settled restricted stock units, which we refer to as “market stock units” or “MSUs.” At the end of the three-year vesting period, each MSU will be converted into between zero and two shares of CarMax common stock. The conversion ratio is calculated by dividing the average closing price of our stock during the final forty trading days of the three-year period, by our stock price on the grant date, with the resulting quotient capped at 2. This quotient is then multiplied by the number of MSUs granted. For purposes of calculating the market value of the unvested MSUs in the table above, we assumed that the average closing price of our stock during the final forty trading days of the three-year period was equal to the closing price of our stock on February 26, 2010, the last trading day of our fiscal year (which was $20.19).

(d)  The stock award set forth in this row is a restricted stock award, which will vest on December 24, 2010. For purposes of calculating the market value of the unvested restricted stock in the table above, we valued the shares based upon the closing price of our stock on February 26, 2010, the last trading day of our fiscal year (which was $20.19).

EXECUTIVE COMPENSATION CONTINUED

Option Exercises in Fiscal 2010

The following table includes information with respect to the options exercised by the named executive officers during fiscal 2010.

	Option Awards
Name	Number of Shares Acquired on Exercise (a) (#)	Value Realized on Exercise (b) ($)
Thomas J. Folliard	150,000	1,219,579
Keith D. Browning	50,000	406,500
Michael K. Dolan	130,000	1,778,400
Joseph S. Kunkel	90,000	1,126,900
Eric M. Margolin	–	–

(a)  Amounts represent the number of shares of common stock underlying stock options exercised during fiscal year 2010.

(b)  Amounts were calculated by determining the difference between (i) the closing price of the company’s common stock on the exercise date and (ii) the exercise price of the stock options.

Pension Benefits in Fiscal 2010

The following table presents information with respect to the accumulated benefits, credited service and benefit payments for each named executive officer under our Pension Plan and the Benefit Restoration Plan for fiscal 2010.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit (a) ($)	Payments During Last Fiscal Year ($)
Thomas J. Folliard	Pension Plan	16	147,560	–
	Benefit Restoration Plan	16	688,147	–
Keith D. Browning	Pension Plan	27	537,121	–
	Benefit Restoration Plan	27	1,789,358	–
Michael K. Dolan	Pension Plan	12	297,791	–
	Benefit Restoration Plan	12	774,835	–
Joseph S. Kunkel	Pension Plan	11	118,014	–
	Benefit Restoration Plan	11	291,442	–
Eric M. Margolin	Pension Plan	1	20,688	–
	Benefit Restoration Plan	1	12,668	–

(a)  Determined assuming retirement at age 65. The discount rate (6.10%) and mortality assumptions utilized in calculating the present value of the accumulated benefit shown above were consistent with those used for our financial reporting purposes. Additional information regarding our assumptions are set forth in Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2010.

Pension Plan

This is a tax-qualified defined benefit plan that was generally available to all full-time associates after age 21 and upon completion of one year of service. Effective December 31, 2008, the company froze the Pension Plan; no additional benefits will accrue under the Pension Plan after that date.

Previously accrued benefits are determined under a formula that defines an annual annuity amount payable at termination or retirement. The benefit formula is the sum of (1) 0.85% times highest average earnings times years of service up to 35 years plus (2) 0.65% times the excess of highest average earnings over Social Security Covered Compensation times years of service up to 35 years. Earnings are defined as total earnings including base pay, bonuses, overtime pay and commissions, but may not exceed the applicable IRS limits for any year. In the final year of benefit accruals, the annual IRS compensation limit was $230,000. Highest average earnings are based on the highest five consecutive calendar years of earnings during the ten consecutive years before termination or December 31, 2008, if earlier. All participants are vested after five years of service. Benefits are payable at age 65 as a lifetime annuity or actuarially equivalent optional annuity. Actuarially reduced benefits are available to participants retiring after age 55 with at least ten years of service, or after age 62 with at least seven years of service.

Benefit Restoration Plan

The purpose of this nonqualified plan was to provide an alternate means of paying benefits intended under the Pension Plan that are restricted by law due to IRS limitations. Effective December 31, 2008, the company froze the Benefit Restoration Plan; no additional benefits will accrue under the Benefit Restoration Plan after that date. Benefits are generally determined and payable under the same terms and conditions as the Pension Plan without regard to IRS limitations on amounts of includable earnings and maximum benefits. Benefits paid are reduced by benefits payable under the Pension Plan. Participants must have 15 years of service to be eligible to receive benefits under the Benefit Restoration Plan, or upon termination meet the early retirement or normal retirement requirements of our Pension Plan.

Early Retirement Benefits

As of February 28, 2010, both Messrs. Browning and Dolan were eligible to retire with actuarially reduced benefits from the Pension Plan and the Benefit Restoration Plan because each is over age 55 and has at least ten years of service, and therefore has met the requirements for early retirement under our Pension Plan.

Extra Years of Credited Service

None of our named executive officers have been granted extra years of service under either the Pension Plan or the Benefit Restoration Plan.

EXECUTIVE COMPENSATION CONTINUED

Nonqualified Deferred Compensation

The following table presents information with respect to fiscal 2010 contributions to each named executive officer’s Retirement Restoration Plan account, as well as the aggregate earnings, withdrawals/distributions and balances for each account.

Name	Executive Contributions in Last Fiscal Year (a) ($)	Registrant Contributions in Last Fiscal Year (b) ($)	Aggregate Earnings in Last Fiscal Year (c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (d) ($)
Thomas J. Folliard	–	25,508	–	–	25,508
Keith D. Browning	–	15,781	–	–	15,781
Michael K. Dolan	–	14,360	–	–	14,360
Joseph S. Kunkel	16,173	21,025	1,765	–	38,963
Eric M. Margolin	5,923	5,331	249	–	11,503

(a) These amounts represent payroll deductions for the applicable executive and are therefore included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table” on page 29.

(b) Company contributions are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 29 and were credited to each executive’s account after the close of the fiscal year.

(c) The company does not pay above-market interest or preferential dividends on investments in the Retirement Restoration Plan. Earnings are calculated in accordance with the performance of the mutual fund or funds selected by each executive.

(d) Because fiscal 2010 was the first year in which any executive or registrant contributions were made pursuant to our Retirement Restoration Plan, no amounts in this column have been reported as compensation in our “Summary Compensation Table” from prior fiscal years.

Retirement Savings Plan and Retirement Restoration Plan

We provide our executives with the opportunity to participate in two retirement plans: our 401(k) Plan and our Retirement Restoration Plan.

Our 401(k) Plan, which we refer to as our “Retirement Savings Plan,” is a tax-qualified, broad-based retirement savings plan available to all full- and part-time associates. Associate contributions in an associate-specified percentage of cash compensation (which includes base salary and any bonus payments) are permitted subject to dollar limits established annually by the IRS. After one year of service, we match a portion of those contributions. We also provide a company-funded contribution regardless of associate participation, as well as an additional company-funded contribution to those associates meeting certain age and service requirements. All contributions to the Retirement Savings Plan are invested at the associate’s direction in a variety of mutual funds. Each named executive officer’s participation in our Retirement Savings Plan is limited by the applicable IRS rules.

The Retirement Restoration Plan is a nonqualified deferred compensation plan that supplements our Retirement Savings Plan and allows eligible associates, namely those individuals whose benefits under the Retirement Savings Plan are limited due to the compensation limits imposed by the Internal Revenue Code ($245,000 for 2010), to continue to defer portions of their cash compensation for retirement savings. The company matches the associates’ contributions at the same rate provided under the Retirement Savings Plan, as well as provides the company-funded contribution regardless of associate participation and the additional company contribution based upon the same age and service requirements. Retirement Restoration Plan accounts are unfunded, and are paid in a single lump sum payment at retirement.

Potential Payments Upon Termination or Change-in-Control

General

As discussed on pages 25 and 26, we have entered into employment or severance agreements with each of our named executive officers. Each agreement provides for payments and other benefits upon the occurrence of certain termination events, such as retirement, death or disability and termination of employment by the company without cause and termination by the executive officer for good reason.

Each agreement also provides for payments and benefits following the termination of employment in connection with a change-in-control or an asset sale. Each agreement defines a change-in-control as the acquisition by a third party of beneficial ownership of 20% or more of the voting power of our securities or, in connection with a tender or exchange offer, merger or other business transaction, the directors serving immediately prior to the transaction no longer constitute a majority of the board of directors following the transaction. The change-in-control provisions also cover an asset sale.

In connection with any of the termination events, our payment obligation under each agreement is contingent upon the named executive officer satisfying the following obligations:

•	During his employment and for two years following his termination, the named executive officer must comply with the provisions of the covenant not to compete.

•	During his employment and for the two years following his termination, the named executive officer may not solicit or induce our employees to leave us or hire any of our employees.

•

During his employment and at all times subsequent to his last day of his employment, the named executive officer must hold in strict confidence and safeguard any and all protected information, including information, data and trade secrets about us and our suppliers.

•	The named executive officer must execute an agreement and general release, under which the named executive officer releases us from any claims and returns our property.

•	The named executive officer must comply with Section 409A of the Internal Revenue Code of 1986, as amended.

The tables in this section and their accompanying footnotes:

•

Describe and quantify the estimated payments and benefits that would be provided to each named executive officer as a result of the occurrence of each specified termination event and the method and duration of the relevant payments and benefits (i.e., lump sum, monthly or annual payments).

•	Describe and explain how the payment and benefit levels are determined for each specified termination event.

•

Do not include amounts payable to each named executive officer under our Pension Plan, Benefit Restoration Plan and Retirement Restoration Plan, the details of which can be found in the sections titled “Pension Benefits in Fiscal 2010” on page 34 and “Nonqualified Deferred Compensation” on page 36. None of the termination events result in the enhancement of payments to be made under these plans.

In all instances, payments owed to the named executive officer would be made by us. For purposes of quantifying payments in the table below, we assumed that each termination event occurred on February 28, 2010, and we used a common stock value of $20.19 per share, which was the closing market price on February 26, 2010, which was the last trading day of the fiscal year.

Termination Due to Retirement, Death or Disability

Each agreement provides for the termination of employment due to retirement, death or disability. Each agreement also provides for these termination events in connection with a change-in-control or an asset sale. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Early Retirement. Termination due to early retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “early retirement” as this term is defined in our Pension Plan. The effective date of

EXECUTIVE COMPENSATION CONTINUED

termination is the date set forth in a notice from the named executive officer to us, which must be given at least 90 days prior to the effective date of termination.

•

Normal Retirement. Termination due to normal retirement occurs when a named executive officer voluntarily terminates his employment at a time when he is eligible for “normal retirement” as this term is defined in our Pension Plan. The effective date of termination is the date set forth in a notice from the named executive officer to us, which must be given at least 90 days prior to the effective date of termination.

•	Death. The effective date of termination is the date of death.

•

Disability. Termination due to disability occurs when we provide notice to the named executive officer that we have decided to terminate him because he has a physical or mental illness or injury that causes him:

•	To be considered “disabled” for the purpose of eligibility to receive income-replacement benefits in accordance with our long-term disability plan if he is a participant, or

•

If he does not participate in this plan, to be unable to substantially perform the duties of his position for a total of 180 days during any period of 12 consecutive months and a physician selected by us (and reasonably acceptable to the named executive officer) has furnished to us a certification that the return of the named executive officer to his normal duties is impossible or improbable.

The effective date of termination is the date set forth in a notice from us to the named executive officer, which must be given to the named executive officer at least 30 days prior to the effective date of termination.

•

Death, Disability or Retirement following a Change-in-Control. A “change-in-control death, disability or retirement” termination occurs when a termination event under the death, disability or retirement provisions explained above occurs during the two years following a change-in-control or an asset sale.

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Equity Awards (c) ($)	Total ($)
Early and Normal Retirement (d)
Keith D. Browning	739,002	n/a	2,068,982	2,807,984
Michael K. Dolan	697,947	n/a	2,046,557	2,744,504

Death and Disability and Change-in- Control Death, Disability or Retirement
Thomas J. Folliard	n/a	850,000	4,662,648	5,512,648
Keith D. Browning	n/a	369,501	2,068,982	2,438,483
Michael K. Dolan	n/a	348,973	2,046,557	2,395,530
Joseph S. Kunkel	n/a	218,964	1,426,396	1,645,360
Eric M. Margolin	n/a	140,000	1,571,459	1,711,459

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus will be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2010, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2010.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus will be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2010, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  Equity awards made to the named executive officer during the course of his employment will, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2010 Year End” table on page 32. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events.

(d)  Messrs. Folliard, Kunkel and Margolin are not currently eligible for early or normal retirement.

Termination With and Without Cause/With and Without Good Reason

Each employment and severance agreement provides for the termination of employment by us with and without cause and termination by the executive officer with and without good reason. Each agreement also provides for these termination events in connection with a change-in-control or an asset sale. Each of these termination events is described below and the payments associated with each event are quantified in the table that follows:

•

Cause. Termination by us with cause occurs, and is effective, when we decide to terminate the named executive officer based upon our good faith determination that one of the “Cause” triggering events, as described below, has occurred. We will not owe any payments to a named executive officer as a result of the occurrence of a termination with cause.

•	The named executive officer has materially breached the agreement and the breach is not cured by the officer or waived by us.

•

In the performance of his duties, the named executive officer has committed an act of gross negligence or intentional misconduct or he has intentionally failed to perform his duties or comply with the directives of the board of directors.

•	The named executive officer has willfully and continuously failed to perform substantially his duties after written demand by us.

•	The named executive officer has willfully violated a material requirement of our code of business conduct or breached his fiduciary duty to us.

•	The named executive officer has been convicted of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety.

•	The named executive officer has engaged in illegal conduct, embezzlement or fraud with respect to our business.

•	The named executive officer has failed to disclose a conflict of interest of which he knew or should have known in connection with any transaction entered into on our behalf.

•

The named executive officer has failed to agree to certain modifications to his employment or severance agreement necessary to comply with applicable laws or to define further the restrictive covenants.

•

Without Cause. Termination by us without cause occurs when we terminate the named executive officer’s employment for any reason other than for cause, as described above, or for disability. The effective date of termination is the date of the notice from us to the named executive officer.

•	Good Reason. Termination by the named executive officer for good reason occurs when a named executive officer terminates his employment with us for one of the following events, which we do not cure:

•	A reduction in the named executive officer’s base salary (which was not part of an across-the-board reduction) or target bonus rate.

•	A material reduction in the named executive officer’s duties or authority.

•	A required relocation to a new principal place of employment more than 35 miles from our home office, excluding a relocation of our home office.

•	For Messrs. Folliard and Browning, a failure by the shareholders to elect or reelect them to our board of directors.

EXECUTIVE COMPENSATION CONTINUED

•

Our failure to obtain an agreement from any successor to substantially all of our assets or our business to assume and agree to perform the employment or severance agreement within 15 days after a merger, consolidation, sale or similar transaction.

The effective date of termination is the date set forth in a notice from the named executive officer to us, which notice must be given to us at least 45 days prior to the effective date of termination.

•

Without Good Reason. Termination by the named executive officer without good reason occurs when the named executive officer terminates his employment for any reason other than good reason, as described above. The effective date of termination is the date set forth in a notice from the named executive officer to us, which notice must be given to us at least 45 days prior to the effective date of termination. We will not owe any payments to a named executive officer as a result of the occurrence of a termination without good reason.

•

Cause following a Change-in-Control. A “change-in-control cause” termination occurs when we terminate the named executive officer’s employment for cause during the two years following a change-in-control of the company or an asset sale.

•

Without Cause following a Change-in-Control. A “change-in-control without cause” termination occurs when we terminate the named executive officer’s employment for any reason other than for cause or due to disability during the two years following a change-in-control or an asset sale.

•

Good Reason following a Change-in-Control. A “change-in-control good reason” termination occurs when a termination by the named executive officer for good reason occurs during the two years following a change-in-control or an asset sale.

•

Without Good Reason following a Change-in-Control. A “change-in-control without good reason” termination occurs when a termination by the named executive officer without good reason occurs during the two years following a change-in-control or an asset sale.

	Relevant Payments Triggered Upon the Occurrence of the Termination Event
Termination Event	Pro Rata Actual Bonus (a) ($)	Pro Rata Target Bonus (b) ($)	Good Reason Payment (c) ($)	Equity Awards (d) ($)	Severance Payment (e) ($)	Partial COBRA reimburse- ment (f) ($)	Out- placement Services (g) ($)	Change- In-Control Payment (h) ($)	Total ($)
Without Cause
Thomas J. Folliard	1,700,000	n/a	n/a	4,662,648	1,700,000	12,048	50,000	n/a	8,124,696
Keith D. Browning	739,002	n/a	n/a	2,068,982	1,231,670	8,005	25,000	n/a	4,072,659
Michael K. Dolan	697,947	n/a	n/a	2,046,557	1,163,244	8,011	25,000	n/a	3,940,759
Joseph S. Kunkel	437,927	n/a	n/a	1,426,396	1,094,818	12,048	25,000	n/a	2,996,189
Eric M. Margolin	280,000	n/a	n/a	1,369,559	700,000	12,048	25,000	n/a	2,386,607
Good Reason
Thomas J. Folliard	n/a	n/a	850,000	4,662,648	1,700,000	12,048	50,000	n/a	7,274,696
Keith D. Browning	n/a	n/a	369,501	2,068,982	1,231,670	8,005	25,000	n/a	3,703,158
Michael K. Dolan	n/a	n/a	348,973	2,046,557	1,163,244	8,011	25,000	n/a	3,591,785
Joseph S. Kunkel	n/a	n/a	218,964	1,426,396	1,094,818	12,048	25,000	n/a	2,777,226
Eric M. Margolin	n/a	n/a	140,000	1,369,559	700,000	12,048	25,000	n/a	2,246,607
Change-in-Control Cause, and Change-in-Control Without Good Reason
Thomas J. Folliard	n/a	n/a	n/a	2,476,162	n/a	n/a	n/a	n/a	2,476,162
Keith D. Browning	n/a	n/a	n/a	1,083,079	n/a	n/a	n/a	n/a	1,083,079
Michael K. Dolan	n/a	n/a	n/a	1,060,654	n/a	n/a	n/a	n/a	1,060,654
Joseph S. Kunkel	n/a	n/a	n/a	750,573	n/a	n/a	n/a	n/a	750,573
Eric M. Margolin	n/a	n/a	n/a	886,679	n/a	n/a	n/a	n/a	886,679
Change-in-Control Without Cause, and Change-in-Control Good Reason
Thomas J. Folliard	n/a	850,000	n/a	4,662,648	n/a	12,048	50,000	7,624,500	13,199,196
Keith D. Browning	n/a	369,501	n/a	2,068,982	n/a	8,005	25,000	4,050,963	6,522,451
Michael K. Dolan	n/a	348,973	n/a	2,046,557	n/a	8,011	25,000	3,825,911	6,254,452
Joseph S. Kunkel	n/a	218,964	n/a	1,426,396	n/a	12,048	25,000	2,946,155	4,628,563
Eric M. Margolin	n/a	140,000	n/a	1,571,459	n/a	12,048	25,000	1,883,700	3,632,207

(a)  The Pro Rata Actual Bonus is the pro rata share of the named executive officer’s annual bonus based on actual performance for the fiscal year in which the date of termination occurs. The Pro Rata Actual Bonus will be paid to the named executive officer in a lump sum when annual bonuses are paid to other senior officers for the relevant fiscal year. Because the termination event is assumed to occur on February 28, 2010, our fiscal year end, the Pro Rata Actual Bonus is equal to the named executive officer’s actual bonus for fiscal 2010.

(b)  The Pro Rata Target Bonus is the pro rata share of the named executive officer’s annual bonus at his target bonus rate for the fiscal year in which the date of termination occurs. The Pro Rata Target Bonus will be paid to the named executive officer in a lump sum within ten days after the date of termination. Because the termination event is assumed to occur on February 28, 2010, our fiscal year end, the Pro Rata Target Bonus is equal to the named executive officer’s Target Bonus amount.

(c)  The Good Reason Payment is a one-time payment made to the named executive officer following his termination for Good Reason, and is equal to the named executive officer’s base salary multiplied by a certain percentage, which percentage is generally the same as his target bonus percentage. The Good Reason Payment shall be paid in a lump sum cash payment within ten days after the date of termination or as soon thereafter as may be practicable.

EXECUTIVE COMPENSATION CONTINUED

(d)  Equity awards made to the named executive officer during the course of his employment shall, following certain termination events, vest and become exercisable in accordance with the terms and conditions of the Stock Incentive Plan and the individual award agreements for each award. For additional information regarding each named executive officer’s outstanding equity awards, see the “Outstanding Equity Awards at Fiscal 2010 Year End” table on page 32. The value of the vested but unexercised portion of each option has not been included in these amounts because their receipt is not affected or accelerated by these termination events. All unvested options granted prior to fiscal 2008 immediately vest upon the occurrence of any change-in-control, regardless of the subsequent termination event. Fifty percent of the unvested options granted in fiscal 2008, fiscal 2009 and fiscal 2010, and fifty percent of the unvested MSUs granted in fiscal 2010, immediately vest upon the occurrence of any change-in-control; the other fifty percent vest on the first anniversary of the change-in-control.

(e)  The Severance Payment is equal to two times the sum of the named executive officer’s base salary and the amount of his last annual bonus as determined by the committee. The Severance Payment will be paid in equal monthly installments over the 24-month period following the date of termination. At February 28, 2010, the last annual bonus as determined by the committee for each of Messrs. Folliard, Browning, Dolan, Kunkel and Margolin was each officer’s fiscal 2009 bonus, which was $0 for each officer.

(f)  In the event that the named executive officer elects to continue coverage under our health, dental and/or vision plans following the date of termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the named executive officer will be responsible for remitting to us the appropriate COBRA premium to continue the coverage. We shall reimburse the named executive officer for a portion of the COBRA premium equal to the sum of the amount that we would have otherwise paid for the coverage if he had remained an active employee, and the COBRA administration fee. This partial COBRA reimbursement will be paid in equal monthly installments for up to an 18-month period. For purposes of this column, we have assumed that each officer elected to continue his coverage for the full 18-month period.

(g)  Outplacement services will be paid to the named executive officer in an amount not to exceed $50,000 for Mr. Folliard and $25,000 for Messrs. Browning, Dolan, Kunkel and Margolin. The table assumes that the maximum outplacement benefit is paid to each named executive officer.

(h)  The change-in-control payment is equal to 2.99 times the named executive officer’s final compensation, which consists of the sum of the named executive officer’s base salary at the date of termination and the higher of the annual bonus paid or earned but not yet paid to the named executive officer for the two most recently completed fiscal years. At February 28, 2010, the higher annual bonus for each executive officer is his fiscal 2010 annual bonus. The change-in-control payment will be paid to the named executive officer in a lump sum cash payment no later than 45 days after the date of termination.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS

Non-employee director compensation includes both cash and equity components. Grants of stock and stock options to non-employee directors have been made pursuant to the 2002 Non-Employee Directors Stock Incentive Plan, as amended and restated. Directors who are employees of CarMax receive no compensation for services as members of the board of directors or of any committee of the board.

Non-Employee Director Cash Compensation

In fiscal 2010, the annual cash retainer for non-employee directors was $50,000. Non-employee directors also received $1,500 for each in-person, compensable board or committee meeting attended and $750 for each telephonic, compensable board or committee meeting attended. Our chairman of the board and the chairmen of our standing committees also received additional annual fees as follows: Board ($100,000), Audit Committee ($15,000), Compensation and Personnel Committee ($10,000) and Nominating and Governance Committee ($10,000). Members of our Audit Committee receive an additional annual fee of $5,000. We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services to us and extend coverage to them under our health insurance policies at the same rates at which coverage is extended to our employees. The directors may also participate in our vehicle discount purchase program that is available to all employees. Non-employee directors may not use our plane for personal travel.

Non-Employee Director Equity Compensation

In June 2009, each non-employee director received CarMax common stock having a fair market value of approximately $50,000 on the grant date and stock options valued at approximately $50,000 on the grant date. The stock options were valued using the binomial pricing model and vest ratably over a three-year period.

Non-employee directors who are elected to the board at dates other than the annual meeting date generally receive the cash retainer, stock awards and option grants prorated for their period of service.

COMPENSATION FOR NON-EMPLOYEE DIRECTORS CONTINUED

Non-Employee Director Compensation in Fiscal 2010

The following table provides each element of non-employee director compensation for fiscal 2010.

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards (c)(d) ($)	All Other Compensation ($)	Total ($)
Ronald E. Blaylock	73,000	50,005	49,998	–	173,003
James F. Clingman, Jr.	71,500	50,005	49,998	–	171,503
Jeffrey E. Garten	64,250	50,005	49,998	–	164,253
Shira Goodman	65,000	50,005	49,998	–	165,003
W. Robert Grafton	91,000	50,005	49,998	–	191,003
Edgar H. Grubb	66,500	50,005	49,998	–	166,503
Hugh G. Robinson	66,500	50,005	49,998	–	166,503
Thomas G. Stemberg	76,500	50,005	49,998	–	176,503
Vivian M. Stephenson	75,000	50,005	49,998	–	175,003
Beth A. Stewart	76,000	50,005	49,998	–	176,003
William R. Tiefel	159,000	50,005	49,998	–	259,003

(a)  Represents the cash compensation earned in fiscal 2010 for board, committee, and committee and board chairman service, as applicable.

(b)  Represents the aggregate grant date fair value of the stock awards made in fiscal 2010 as determined in accordance with FASB ASC Topic 718. In June 2009, we granted each non-employee director 3,451 shares of common stock.

(c)  Represents the aggregate grant date fair value of the option awards made in fiscal 2010 as determined in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each director. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 11(C) to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended February 28, 2010. In June 2009, we granted each non-employee director 7,610 stock options.

(d)  The following table provides information on the aggregate option awards held by each of our non-employee directors as of February 28, 2010. The figures below include both vested and unvested options.

Name	Outstanding Option Awards (#)
Ronald E. Blaylock	18,539
James F. Clingman, Jr.	49,610
Jeffrey E. Garten	61,614
Shira Goodman	18,539
W. Robert Grafton	50,144
Edgar H. Grubb	21,986
Hugh G. Robinson	28,790
Thomas G. Stemberg	46,750
Vivian M. Stephenson	28,790
Beth A. Stewart	50,144
William R. Tiefel	61,614

CARMAX SHARE OWNERSHIP

Share Ownership of Directors and Executive Officers

The following table includes information about our common stock beneficially owned as of February 28, 2010, by:

•	Our CEO and the other named executive officers, as set forth in the “Summary Compensation Table” on page 29.

•	Each director and/or nominee for director.

•	All of our directors and executive officers as a group.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax Option Shares that May Be Acquired Within 60 Days after February 28, 2010	Shares of CarMax Common Stock Beneficially Owned as of February 28, 2010 (a)		Percent of Class
Thomas J. Folliard**	879,838	1,354,128	(b)	*
Keith D. Browning**	618,009	868,009		*
Michael K. Dolan	452,509	544,027		*
Joseph S. Kunkel	440,768	578,986	(c)	*
Eric M. Margolin	77,768	87,768		*

Directors/Director Nominees
Ronald E. Blaylock	4,255	11,449		*
James F. Clingman, Jr.	34,178	46,207		*
Jeffrey E. Garten	46,182	59,703		*
Shira Goodman	4,255	11,449		*
W. Robert Grafton	34,712	55,309		*
Edgar H. Grubb	6,554	14,539		*
Hugh G. Robinson	13,358	18,989		*
Thomas G. Stemberg	31,318	57,772	(d)	*
Vivian M. Stephenson	13,358	23,063		*
Beth A. Stewart	34,712	50,417	(e)	*
William R. Tiefel	46,182	149,703		*
All directors and executive officers as a group (18 persons)	3,166,238	4,515,263		2.0%

*  Represents beneficial ownership of less than one percent of the 223,065,542 shares of CarMax common stock outstanding on February 28, 2010.

**  Messrs. Folliard and Browning are also directors of the company.

(a)  Includes shares of CarMax common stock that could be acquired through the exercise of stock options within 60 days after February 28, 2010.

(b)  Includes 100,000 shares of CarMax common stock held by Mr. Folliard’s wife. Mr. Folliard disclaims beneficial ownership of these shares.

(c)  Includes 10,400 shares of CarMax common stock held by Mr. Kunkel’s private foundation. Mr. Kunkel disclaims beneficial ownership of these shares.

(d)  Includes 2,625 shares of CarMax common stock held by Mr. Stemberg as the custodian for three of his sons pursuant to the Uniform Transfers to Minors Act.

(e)  Includes 3,985 shares held by Ms. Stewart in a margin account.

CARMAX SHARE OWNERSHIP CONTINUED

Share Ownership of Certain Beneficial Owners

The following table includes, as of February 28, 2010, information about shareholders that reported to the SEC that they beneficially owned more than 5% of our common stock. We are not aware of any other owners of more than 5% of our common stock.

Name and Address of Beneficial Owner(s)	Number of Shares Owned	Percent of Class
Davis Selected Advisers, L.P. (a) 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	21,835,531	9.8%
Capital World Investors (b) 333 South Hope Street Los Angeles, CA 90071	20,224,500	9.1%
T. Rowe Price Associates, Inc. (c) 100 E. Pratt Street Baltimore, MD 21202	18,573,436	8.3%
PRIMECAP Management Company (d) 225 South Lake Avenue, #400 Pasadena, CA 91101	17,769,595	8.0%
Dodge & Cox (e) 555 California Street, 40th Floor San Francisco, CA 94104	15,145,108	6.8%
BlackRock, Inc. (f) 40 East 52nd Street New York, NY 10022	14,335,129	6.5%

(a)  Information concerning the CarMax common stock beneficially owned as of December 31, 2009, was obtained from a Form 13F-HR/A filed March 3, 2010. According to the Form 13F-HR/A, Davis Selected Advisers, L.P. has the sole power to vote and dispose of 20,105,466 and no voting power with respect to 1,730,065 shares of CarMax common stock.

(b)  Information concerning the CarMax common stock beneficially owned as of December 31, 2009, was obtained from a Schedule 13G/A filed February 11, 2010. According to the Schedule 13G/A, Capital World Investors, a division of Capital Research and Management Company, has the sole power to vote 10,164,500 shares and the sole power to dispose of 20,224,500 shares of CarMax common stock.

(c)  Information concerning the CarMax common stock beneficially owned as of December 31, 2009, was obtained from a Schedule 13G filed February 11, 2010. According to the Schedule 13G, T. Rowe Price Associates, Inc. has the sole power to vote 3,839,550 shares and the sole power to dispose of 18,573,436 shares of CarMax common stock.

(d)  Information concerning the CarMax common stock beneficially owned as of December 31, 2009, was obtained from a Schedule 13G/A filed February 11, 2010. According to the Schedule 13G/A, PRIMECAP Management Company has the sole power to vote 9,614,695 shares and the sole power to dispose of 17,769,595 shares of CarMax common stock.

(e)  Information concerning the CarMax common stock beneficially owned as of December 31, 2009, was obtained from a Schedule 13G/A filed February 12, 2010. According to the Schedule 13G/A, Dodge & Cox has the sole power to vote 14,464,058 shares, the shared power to vote 28,000 shares and the sole power to dispose of 15,145,108 shares of CarMax common stock.

(f)  Information concerning the CarMax common stock beneficially owned as of December 31, 2009, was obtained from a Schedule 13G filed January 29, 2010. According to the Schedule 13G, BlackRock, Inc. has the sole power to vote and to dispose of 14,335,129 shares of CarMax common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors, and persons who beneficially own more than 10% of our common stock are required to report their CarMax common stock transactions to the SEC on Forms 3, 4 and 5 and provide copies of these forms to us. Regulations also require us to identify in this proxy statement any person subject to this requirement who failed to file these reports on a timely basis. As a matter of practice, our employees assist our executive officers and directors in preparing and filing these forms. Based solely on a review of the information we received or written representations that no other reports were required, we believe that all officers, directors and beneficial owners of more than 10% of our common stock complied with the applicable filing requirements during fiscal 2010.

Equity Compensation Plan Information

The following table provides information as of February 28, 2010, with respect to our equity-based compensation plans, specifically, our Stock Incentive Plan, Non-Employee Directors Stock Incentive Plan and ESPP, under which shares of our common stock were authorized for issuance.

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders:
Stock Incentive Plan	13,247,461	15.60	7,331,581	(a)
Non-Employee Directors Stock Incentive Plan	493,740	15.19	281,455	(a)
Employee Stock Purchase Plan	–	–	4,727,259	(b)
Equity compensation plans not approved by security holders	–	–	–

Total	13,741,201	15.58	12,340,295

(a)  The remaining common stock available for future issuance under the Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan may be issued as options, common stock, restricted stock, units or SARs.

(b)  The ESPP authorizes the issuance of 8,000,000 shares of common stock. As of February 28, 2010, 3,272,741 shares have been purchased on the open market and 4,727,259 shares remain available for issuance. Under the ESPP, full- and part-time associates who have been employed for one year are eligible to participate. Executive officers may not participate in the ESPP. A participating employee may authorize payroll deductions between 2% and 10% of compensation, up to an annual maximum of $7,500. Each month, the payroll deductions are used to purchase CarMax common stock. Shares are purchased on the open market and the purchase price is the average cost of all shares purchased for a particular month. To encourage participation in the ESPP, we match 15% of the employee’s contribution. An eligible employee may change, cease or restart contributions for any payroll period without penalty. We pay all administrative costs of the ESPP. There are no outstanding options, warrants, or rights under the ESPP.

CARMAX SHARE OWNERSHIP CONTINUED

Ten-Year History of Options

The following table provides a historical perspective on the option activity under our stock incentive plans. Prior to our separation from Circuit City Stores, Inc. in October 2002, the options in the table were originally granted in Circuit City Stores, Inc.-CarMax Group common stock. These options were replaced by grants under our plans at the separation date. The purpose of providing this information is to inform CarMax shareholders of the distribution of the currently outstanding options among our senior executives, other employees and non-employee directors, and of the manner in which Circuit City’s compensation committee granted the predecessor options. Our Compensation and Personnel Committee will make future grants based on its compensation philosophy, and the historical information should not be relied on as indicative of future actions. See the Compensation Discussion and Analysis beginning on page 17.

	FY 2010		FY 2009		FY 2008		FY 2007
(Shares and options in thousands)	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price
Outstanding at beginning of year	14,844	$15.40	13,648	$14.55	13,775	$12.39	17,538	$10.28
Granted	2,948	$11.52	2,220	$19.56	1,882	$24.72	1,905	$17.14
Exercised	(3,086)	$11.41	(817)	$12.47	(1,774)	$8.31	(5,281)	$7.01
Cancelled	(965)	$13.66	(207)	$15.95	(235)	$16.53	(387)	$13.18
Outstanding options at end of year	13,741	$15.58	14,844	$15.40	13,648	$14.55	13,775	$12.39
Options exercisable at end of year	7,895	$15.16	9,450	$13.17	7,672	$12.00	6,301	$10.60
Shares outstanding or deemed outstanding	223,066		220,392		218,616		216,028
Total options granted	2,948		2,220		1,882		1,905
Total options granted as a percentage of total shares outstanding	1.3%		1.0%		0.9%		0.9%
Total options granted to the named executive officers	906		693		568		700
Total options granted to the named executive officers as a percentage of total options granted	30.7%		31.2%		30.2%		36.7%
Total options outstanding as a percentage of total shares outstanding	6.2%		6.7%		6.2%		6.4%
Total options outstanding granted to the named executive officers	3,792		3,636		3,178		3,829
Total options outstanding granted to the named executive officers as a percentage of total options outstanding	27.6%		24.5%		23.3%		27.8%

*  The number of shares outstanding has been calculated by adding the actual number of shares of CarMax Group common stock outstanding plus the number of shares that would have been outstanding if Circuit City’s retained interest in the CarMax Group had been represented as actual shares outstanding.

FY 2006		FY 2005		FY 2004		FY 2003		FY 2002		FY 2001
Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price
14,184	$8.73	11,352	$6.12	8,690	$5.13	7,262	$2.41	8,214	$1.58	6,648	$1.94
5,280	$13.27	4,252	$14.74	4,308	$7.30	2,268	$13.11	3,318	$2.47	2,562	$0.85
(1,302)	$4.57	(1,044)	$4.20	(1,386)	$3.27	(570)	$2.53	(3,882)	$0.66	(112)	$0.11
(624)	$12.19	(376)	$10.75	(260)	$7.44	(270)	$4.52	(388)	$2.98	(884)	$2.34
17,538	$10.28	14,184	$8.73	11,352	$6.12	8,690	$5.13	7,262	$2.41	8,214	$1.58
7,254	$7.00	5,386	$4.97	3,678	$4.01	2,880	$3.04	1,642	$3.43	3,886	$1.47
209,910		208,606		207,556		206,166		205,548 *		202,158 *
5,280		4,252		4,308		2,268		3,318		2,562
2.5%		2.0%		2.1%		1.1%		1.6%		1.3%
1,078		680		920		580		980		370
20.4%		16.0%		21.4%		25.6%		29.5%		14.4%
8.4%		6.8%		5.5%		4.2%		3.5%		4.1%
5,098		4,280		3,730		2,890		2,310		2,690
29.1%		30.2%		32.9%		33.3%		31.8%		32.7%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions in which the company and our directors, executive officers and persons known by us to own 5% or more of our common stock (or any of their immediate family members) are participants to determine whether these persons have a direct or indirect material interest in the relationship or transaction. We have various procedures in place to identify potential related person transactions. Our board of directors works with management and our legal department in reviewing and considering any related person transactions or relationships and determining whether the company or a related person has a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the company or a related person are disclosed in our proxy statement.

To ensure adequate review and proper disclosure of related person transactions, our board of directors adopted a written policy that requires our Audit Committee to review and, if appropriate in accordance with the policy, approve in advance or ratify any related person transaction that is required to be disclosed pursuant to applicable SEC rules. In reviewing related person transactions, the Audit Committee will consider:

•	The related person’s relationship to us.

•	The facts and circumstances of the proposed transaction.

•	The aggregate dollar amount involved in the transaction or, in the case of indebtedness, information regarding the principal amount of the debt, interest rate, repayment and other material terms.

•

The related person’s interest in the transaction, including his or her position or relationship with, or ownership in, a firm, corporation or other entity that is a party to, or has an interest in, the transaction.

•	The benefits to us of the proposed transaction and, if applicable, the terms and availability of comparable products and services from unrelated third parties.

•	Any other information regarding the transaction or the related person that is material to the Audit Committee’s determination.

The Audit Committee will approve or ratify a related person transaction only if it determines that, based on the facts and circumstances known to the committee at the time of approval, (i) the transaction serves our shareholders’ and our best interests or (ii) the transaction is on terms reasonably comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction.

We do not have any related person transactions to report for fiscal 2010.

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION

Audit Committee Report

The Audit Committee operates under a written charter adopted by the board. The charter reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC and the NYSE. Each member of the committee is independent in accordance with the applicable rules of the NYSE, the SEC and our corporate governance guidelines.

The committee reviews and discusses the following with management and our independent registered public accounting firm, KPMG:

•	Quarterly and year-end results, consolidated financial statements and reports, prior to public disclosure.

•	The company’s disclosure controls and procedures, including internal control over financial reporting.

•	The independence of our registered public accounting firm.

•	Management’s report and the independent registered public accounting firm’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The committee routinely meets with our internal auditors and our independent registered public accounting firm, with and without management present.

The committee has oversight responsibilities only and it is not acting as an expert in accounting or auditing. The committee relies without independent verification on the information provided to it and on the representations made by management and the independent registered public accounting firm. Accordingly, the committee’s oversight does not provide an independent basis to determine that the company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles or that the audit of the company’s consolidated financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards of the Public Company Accounting Oversight Board.

Management has the primary responsibility for the preparation of the company’s fiscal 2010 consolidated financial statements and the overall reporting process, including the systems of internal control over financial reporting, and has represented to the committee that the company’s fiscal 2010 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The committee reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. In accordance with the requirements established by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU section 380), these discussions included, among other things, a review of significant accounting policies, their application and estimates, and the independent registered public accounting firm’s judgment about the company’s accounting controls and the quality of the company’s accounting practices.

The committee has received from the independent registered public accounting firm written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the company and management.

Relying on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2010, for filing with the SEC.

AUDIT COMMITTEE

W. Robert Grafton, Chairman

Ronald E. Blaylock

James F. Clingman, Jr.

Beth A. Stewart

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION CONTINUED

Auditor Information

Auditors Fees

The following table sets forth fees billed or expected to be billed by KPMG for fiscal 2010 and 2009.

Type of Fee	Years Ended February 28
	2010	2009
Audit fees	$882,000	$944,600
Audit-related fees	384,800	253,500
Tax fees	301,400	–
All other fees	–	–

	$1,568,200	$1,198,100

Audit fees are for the audit of the company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), quarterly reviews of unaudited consolidated financial statements, and services in connection with SEC registration statements.

Audit-related fees are for attestation services related to our asset securitizations and audits of the financial statements of our benefit plans.

Tax fees are for tax compliance, consultation and planning services and related costs.

All other fees are for any other services provided.

Pre-Approved Services

The Audit Committee’s charter provides for pre-approval of audit and non-audit services to be performed by the independent auditors. Further, the committee has authorized its chairman to pre-approve independent auditor engagements in an amount not to exceed $50,000 per engagement; any such pre-approvals are reported to and ratified by the entire committee at its next regularly scheduled meeting. All such services provided, as described previously, were pre-approved by the committee. The committee concluded that the services provided by KPMG that were not related to the annual audit and quarterly reviews of our consolidated financial statements were compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions.

PROPOSAL TWO	—	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board has selected KPMG as the independent registered public accounting firm to perform the audit of our consolidated financial statements and our internal control over financial reporting for fiscal 2011. KPMG served as our independent registered public accounting firm for fiscal 2010. KPMG representatives are expected to attend the 2010 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the company and our shareholders.

The ratification of the selection of KPMG as our independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast. Abstentions and shares held in street name that are not voted on the proposal will not be counted in determining the number of votes cast for this proposal.

The board of directors recommends that the shareholders vote FOR Proposal Two.

CARMAX, INC. 12800 Tuckahoe Creek Parkway Richmond, Virginia 23238 (804) 747-0422 www.carmax.com

ANNUAL MEETING OF SHAREHOLDERS OF

CARMAX, INC.

June 28, 2010, at 1:00 p.m. EDT

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have this proxy card available when you access the web page, and use the Control Number shown on the proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have this proxy card available when you call and use the Control Number shown on the proxy card.

Vote online or by phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER
CONTROL NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of 2010 Annual Meeting of Shareholders and Proxy Statement and the Annual Report on Form 10-K are available at - www.carmaxproxy.com
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

¾ 20330000000000000000 9	062810

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”
PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE
MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of Directors for terms stated in the Proxy Statement:				2. Ratification of the selection of KPMG LLP as Independent Registered Public Accounting Firm.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ Ronald E. Blaylock		In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.
¡ Keith D. Browning
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Thomas G. Stemberg
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

	☐	■

CARMAX, INC.

Proxy for Annual Meeting of Shareholders on June 28, 2010

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Control Number shown on your proxy card.

The undersigned hereby appoints Keith Browning and Kim Orcutt (the “named proxies”), and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of CarMax, Inc. Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Shareholders of CarMax, Inc., to be held at 1:00 p.m. EDT June 28, 2010, at the Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

■	14475	■